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                                                                  EXHIBIT 2.01


                               EXCHANGE AGREEMENT


      THIS EXCHANGE AGREEMENT (this "AGREEMENT") is made and entered into as of March 2, 1999 (the "AGREEMENT DATE") by and among INTUIT INC., a Delaware corporation ("INTUIT"), COMPUTING RESOURCES, INC., a Nevada corporation ("C-CO"), and Ranson W. Webster ("WEBSTER") and Harry D. Hart ("HART"). Webster and Hart are the only shareholders of C-Co, and Webster and Hart are each individually referred to herein as a "C-CO SHAREHOLDER" and collectively as the "C-CO SHAREHOLDERS").

                                    RECITALS

      A. The C-Co Shareholders together own all of the issued and outstanding shares of the capital stock of C-Co. The parties intend that, subject to the terms and conditions of this Agreement, Intuit will acquire all of the issued and outstanding shares of the capital stock of C-Co from the C-Co Shareholders pursuant to the terms and conditions set forth herein in exchange for shares of Intuit Common Stock, certain amounts of cash and rights to receive certain subsequent payments of cash. For federal income tax purposes, the parties also intend for such exchange to be treated as a taxable transaction in which each of Intuit and the C-Co Shareholders (and their spouses) will make a timely joint election under Section 338(h)(10) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), to treat such exchange as a sale of C-Co's assets to Intuit for tax purposes. The parties specifically intend that for California income and Franchise tax purposes, the transactions to be effected hereby will not be treated as subject to the provisions of Section 338(h)(10) of the Code or an equivalent provision and each of Intuit, C-Co and the C-Co Shareholders (and their spouses) will executed and timely file a statement not to apply the provisions of Section 338(h)(10) for California income and Franchise tax purposes. The parties anticipate that such exchange will be accounted for by Intuit as a "purchase" transaction for financial accounting purposes.

      B. C-Co and the C-Co Shareholders together collectively own all of the issued and outstanding shares of the capital stock of Computing Transaction Corporation, a California corporation ("CTC"). The parties intend that, subject to the terms and conditions of this Agreement, Intuit will purchase from the C-Co Shareholders all of the issued and outstanding shares of the capital stock of CTC owned by the C-Co Shareholders (which shares constitute 21% of the issued and outstanding shares of CTC's capital stock) in a taxable transaction in exchange for a certain cash payment.

      C. Upon the Closing (as defined below): (i) all of the issued and outstanding shares of C-Co will be sold and transferred by the C-Co Shareholders to Intuit in exchange for shares of Intuit Common Stock, certain amounts of cash to be delivered at the Closing and for rights to receive subsequent payments of cash, and (ii) all of the issued and outstanding shares of the capital stock of CTC owned by the C-Co Shareholders will be sold and transferred by the C-Co Shareholders to Intuit in exchange for a certain cash payment; all as provided in this Agreement.

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      D. The representations and warranties of C-Co and the C-Co Shareholders contained herein are a material inducement to Intuit to enter into this Agreement and to perform its obligations hereunder.

      NOW, THEREFORE, in consideration of the above-recited facts and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

                                    ARTICLE 1
                               CERTAIN DEFINITIONS

      As used in this Agreement, the following terms will have the meanings set forth below:

            1.1 "C-CO ANCILLARY AGREEMENTS" means, collectively, each agreement, certificate or document (other than this Agreement) which C-Co is to enter into as a party thereto, or is to otherwise execute and deliver, pursuant to the terms of this Agreement.

            1.2 "C-CO SHAREHOLDER ANCILLARY AGREEMENTS" means, collectively the Investment Representation Letter, the Registration Rights Agreement, the C-Co Stock Power and the CTC Stock Power (each as defined in Section 9.14) and each other agreement, certificate or document (other than this Agreement) to which a C-Co Shareholder is to enter into as a party thereto, or is to otherwise execute and deliver, pursuant to the terms of this Agreement.

            1.3 "C-CO CERTIFICATES" means the stock certificates representing all of the issued and outstanding shares of C-Co Stock.

            1.4 "C-CO CREDIT FACILITY" means C-Co's Business Loan Agreement dated as of September 14, 1998 with Bank of America National Trust and Savings Association ("BOFA") and the associated line of credit and all promissory notes, other agreements and documents entered into or executed by C-Co in connection therewith or related thereto. "C-CO CREDIT FACILITY DEBT" means entire amount of indebtedness of C-Co and any of its subsidiaries under the C-Co Credit Facility as of the Closing Date, including but not limited to the entire principal amount of all such indebtedness and all accrued interest and any penalties (including without limitation prepayment penalties) thereon and any other amounts whatsoever that are owed or ultimately payable by C-Co under the C-Co Credit Facility, regardless of when any of such amounts is due and payable.

            1.5 "C-CO STOCK" means the shares of the common stock of C-Co, no par value per share. "C-CO STOCK POWER" shall have the meaning given in Section 9.14.

            1.6 "CLOSING" is defined in Section 7.1.

            1.7 "CLOSING DATE" is defined in Section 7.1.

            1.8 "CLOSING CASH AMOUNT" means (a) $100,000,000 minus (b) an amount equal to the sum of (i) the CTC Price plus (ii) the amount of the Previously Taxed Distribution.

            1.9 "CTC CERTIFICATES" means the stock certificates representing all of the issued and outstanding shares of CTC Stock owned by the C-Co Shareholders.


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            1.10 "CTC STOCK" means the shares of the common stock, no par value, of CTC. "CTC STOCK POWER" shall have the meaning given in Section 9.14.

            1.11 "CTC PRICE" means Two Hundred Seventy Nine Thousand Five Hundred Ten Dollars ($279,510).

            1.12 "EXCHANGE" means the sale and exchange by the C-Co Shareholders pursuant to this Agreement of all of the issued and outstanding shares of C-Co Stock by the Co-Co Shareholders for (i) the Transaction Shares, (ii) the Closing Cash Amount and (iii) the obligation of Intuit (subject to the terms and conditions hereof) to pay the three (3) additional annual Installment Payments pursuant to Section 2.1 below.

            1.13 "HSR ACT" means the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended and the regulations promulgated thereunder.

            1.14 "INTUIT ANCILLARY AGREEMENTS" means, collectively, each agreement, certificate or document (other than this Agreement) which Intuit is to enter into as a party thereto, or is to otherwise execute and deliver, pursuant to the terms of this Agreement.

            1.15 "INTUIT AVERAGE PRICE PER SHARE" means eighty-six dollars and fifty-six cents ($86.56), which amount is the average of the closing prices per share of Intuit Common Stock as quoted on the Nasdaq National Market (or such other exchange or quotation system on which Intuit Common Stock is then traded or quoted) and reported in The Wall Street Journal for the twenty (20) trading days ending on, and inclusive of, the last trading day immediately preceding (and not including) the Agreement Date.

            1.16 "INTUIT COMMON STOCK" means the Common Stock, $0.001 par value per share, of Intuit.

            1.17 "INSTALLMENT PAYMENT" means a payment of cash that is to be made by Intuit to the C-Co Shareholders subsequent to the Closing pursuant to the provisions of Section 2.1.2(c).

            1.18 "MATERIAL ADVERSE EFFECT" when used with reference to any entity, means any event, change or effect that is (or will with the passage of time be) materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

            1.19 "MATERIAL ADVERSE CHANGE" when used with reference to any entity, means a material adverse change to such entity and its subsidiaries, taken as a whole, other than: (a) a change that is caused by the public announcement of, and the response or reaction of customers, vendors, suppliers, investors or employees of such entity or any of its subsidiaries to, this Agreement, the Exchange, the CTC Exchange or any of the transactions contemplated by this Agreement; or (b) a change arising from an act or omission of another party to this Agreement and not from an act or omission of such entity or its subsidiaries.

            1.20 "PREVIOUSLY TAXED DISTRIBUTION" means a distribution of cash made by C-Co to any or all of the C-Co Shareholders during the time period beginning on the Agreement Date and ending on the Closing Date, in an amount that does not exceed sixty percent (60%) of C-Co's


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"Accumulated Adjustments Account" (as defined in Section 1368(e)(1) of the Code)
as of the date immediately prior to the Closing Date (which amount will be specified in a certificate executed by C-Co's Chief Executive Officer and delivered to Intuit on the date immediately prior to the Closing Date pursuant to Section 9.21).

            1.21 a "SUBSIDIARY" of a particular corporation (the "PARENT CORPORATION") means a corporation with respect to which the parent corporation owns or holds, either directly or indirectly, shares of capital stock representing at least twenty percent (20%) of the outstanding voting stock of such corporation; provided, however, that for all purposes of this Agreement:
(i) CTC shall be deemed to be a subsidiary of C-Co; and (ii) a corporation will not be deemed to be a subsidiary of a corporation that does not own or hold, either directly or indirectly, any stock or equity ownership interest in such corporation.

            1.22 "TERMINATION DATE" means the date that is fifty (50) calendar days after the date on which each person and each entity who is required to file a notification and report forms required under the HSR Act with respect to the Exchange or the CTC Exchange has made such filing; provided however, that if, following the filing by parties hereto of the required pre-merger notification and report forms under the HSR Act, any party to this Agreement shall receive a formal request from the U.S. Department of Justice or Federal Trade Commission for additional information (i.e., a "second request") delivered under the HSR Act, then the Termination Date shall be extended to the date thirty (30) days after each party who is requested to provide such additional information pursuant to the second request has delivered and filed a response that substantially complies with any such second request, provided, that the Termination Date shall in no event be earlier than the date sixty-five (65) calendar days after the Agreement Date.

            1.23 "TRANSACTION SHARES" means two-hundred eighty-eight thousand eight hundred seventeen (288,817) shares of Intuit Common Stock, as constituted on the Agreement Date (subject to rounding to eliminate fractional shares as provided in Section 2.1.3).

      Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.

                                    ARTICLE 2
                        THE EXCHANGE AND THE CTC EXCHANGE

      2.1 Exchange of C-Co Shares.

            2.1.1 Agreement to Sell and Exchange. Subject to all the terms and conditions of this Agreement, each C-Co Shareholder hereby agrees with Intuit that, at the Closing, each of the C-Co Shareholders shall irrevocably sell, assign and transfer to Intuit, all right, title and interest in and to all of the issued and outstanding shares of C-Co Stock owned (whether of record or beneficially) by such C-Co Shareholder, free and clear of any options, refusal rights, liens, claims or encumbrances, against and in exchange for the payment to such C-Co Shareholder of the consideration specified in Section 2.1.2 below. Each of the C-Co Shareholders represents and warrants to Intuit that such C-Co Shareholder owns that number of shares of C-Co Stock that is set forth opposite such C-Co Shareholder's respective name in Exhibit A hereto.


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            2.1.2 Agreement to Pay. Subject to all the terms and conditions of this Agreement, in consideration for the sale, assignment, exchange and transfer to Intuit by the C-Co Shareholders of all of the issued and outstanding shares of C-Co Stock free and clear of any options, refusal rights, liens, claims or encumbrances as provided herein, and the surrender and delivery by each C-Co Shareholder to Intuit of all C-Co Certificates representing the shares of C-Co Stock owned by such C-Co Shareholder together with an accompanying C-Co Stock Power (in a form approved by counsel to Intuit) executed and endorsed by such C-Co Shareholder (with the C-Co Shareholder's signature on such execution and endorsement being notarized), and all other documents or certificates required to be delivered by the C-Co Shareholders and C-Co at the Closing, Intuit hereby agrees with the C-Co Shareholders that:

                  (a) At the Closing, Intuit shall issue to each C-Co Shareholder, an Intuit Common Stock certificate, registered in such C-Co Shareholder's name(s) in accordance with this Section 2.1.2(a), for that number of shares of Intuit Common Stock that is equal to the number obtained by multiplying (i) the number of the Transaction Shares by (ii) a fraction whose numerator is the number of shares of C-Co Stock set forth opposite such C-Co Shareholder's name in Exhibit A hereto and whose denominator is the total number of shares of C-Co Stock that are issued and outstanding at the Closing Date (which total number shall be the total number of shares of C-Co Stock held by all C-Co Shareholders shown as the total number of shares of C-Co Stock that are issued and outstanding in Exhibit A hereto (such fraction being hereinafter referred to as such C-Co Shareholder's "PRO RATA SHARE"), subject to the provisions of Section 2.1.3 regarding the non-issuance of fractional shares. Each share certificate for shares of Intuit Common Stock that are to be issued to the C-Co Shareholders at the Closing pursuant to this Section 2.1.2(a) will be registered and titled in the names provided in writing by each C-Co Shareholder to Intuit not less than five (5) business days prior to the Closing.

                  (b) At the Closing, Intuit shall pay to each C-Co Shareholder (by check or wire transfer to an account designated by such C-Co Shareholder to Intuit in writing at least three (3) days' prior to the Closing), an amount of cash equal to the product obtained by multiplying (i) the Closing Cash Amount by
(ii) such C-Co Shareholder's Pro Rata Share.

                  (c) If the Closing occurs, then Intuit shall pay to each C-Co Shareholder, on each of the first three (3) successive anniversaries of the Closing Date (subject to Intuit's rights to offset, deduct and withhold against such payments as provided in Article 11) an amount of cash equal to the amount obtained by multiplying (i) $25,000,000 by (ii) such C-Co Shareholder's Pro Rata Share, with each such payment to be paid by check or wire transfer to the respective bank accounts set forth on Exhibit 2.1.2 hereto or such other account as may be designated by such C-Co Shareholder in a written notice given to Intuit after the Agreement Date and at least three (3) days' prior to the applicable anniversary of the Closing Date on which such payment is due and payable under this Section 2.1.2(c); provided, however, that if any anniversary of the Closing Date on which a payment is due under this Section 2.1.2(c) falls on a Saturday, Sunday or a national holiday, then the date on which such payment is due shall be deferred to the next business day thereafter. No interest shall be paid on any payment required to be paid under this Section 2.1.2(c), unless such payment is not paid when due under this Section 2.1.2(c) for reasons other than Intuit's offset,


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deduction and withholding of all or any part of such Installment Payment in accordance with Article 11, in which case interest will accrue on the unpaid and past due amount of such Installment Payment at a per annum rate equal to (x) the "prime rate," as announced by The Chase Manhattan Bank from time to time during the time period beginning when such payment is due and ending when it is paid, plus (y) five percent (5%), compounded monthly.

            2.1.3 Fractional Shares; Rounding of Cash Payments. No fractional shares of Intuit Common Stock shall be issued in connection with the Exchange. In lieu thereof, each C-Co Shareholder who would otherwise be entitled to receive a fraction of a share of Intuit Common Stock at the Closing pursuant to
Section 2.1.2(a) shall instead receive from Intuit, within ten (10) business days after the Closing, an amount of cash equal to the product obtained by multiplying the Intuit Average Price Per Share (as adjusted to reflect any Capital Change (as defined below) of Intuit) by the fraction of a share of Intuit Common Stock to which such holder would otherwise be entitled. No fractions of a cent will be paid in connection with the Exchange. Each C-Co Shareholder who would otherwise be entitled to receive a fraction of a cent pursuant to Section 2.1.2, will instead receive the applicable cash amount rounded down to the nearest whole cent.

            2.1.4 Registration Rights Agreement. Upon the Closing, Intuit and each C-Co Shareholder shall execute, deliver and enter into the Registration Rights Agreement attached hereto as Exhibit 2.1.4 (the "REGISTRATION RIGHTS AGREEMENT") under which such C-Co Shareholder shall be granted registration rights under the Securities Act of 1933, as amended (the "1933 ACT"), on the terms and subject to the conditions and limitations of the Registration Rights Agreement.

            2.1.5 Adjustments for Capital Changes. Notwithstanding the provisions of this Section 2.1, if at any time after the Agreement Date and prior to the Closing, Intuit recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares into a greater number of shares, or a combination (or reverse stock split) of any of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a subdivision or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares of Intuit Common Stock (a "CAPITAL CHANGE"), then the number of shares of Intuit Common Stock constituting the Transaction Shares for which shares of C-Co Stock are to be exchanged in the Exchange pursuant to Section 2.1.2(a), shall be appropriately, equitably and proportionately adjusted (as agreed to by Intuit and C-Co if the adjustment for such Capital Change involves something other than a mathematical adjustment).

            2.1.6 Securities Laws Issues. Intuit shall issue the shares of Intuit Common Stock to be issued to the C-Co Shareholders in the Exchange pursuant to Section 2.1.2(b) pursuant to an exemption from the registration requirements of the 1933 Act provided under Section 4(2) and/or Regulation D promulgated under the 1933 Act. Concurrently with execution of this Agreement, each C-Co Shareholder has executed and delivered to Intuit an Investment Representation Letter in the form of Exhibit 2.1.6 hereto (the "INVESTMENT REPRESENTATION LETTER").

      2.2 Exchange of CTC Shares.

            2.2.1 Agreement to Sell and Exchange. Subject to all the terms and conditions of this Agreement, each C-Co Shareholder hereby agrees with Intuit that, at the Closing, each of the C-


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Co Shareholders shall irrevocably sell, assign and transfer to Intuit, all right, title and interest in and to all of the issued and outstanding shares of CTC Stock owned (whether of record or beneficially) by such C-Co Shareholder, free and clear of any options, refusal rights, liens, claims or encumbrances, against and in exchange for the payment to such C-Co Shareholder of the consideration specified in Section 2.2.2 below. Each of the C-Co Shareholders represents and, warrants to Intuit that such C-Co Shareholder owns that number of shares of CTC Stock set forth opposite such C-Co Shareholder's respective name in Exhibit B hereto.

            2.2.2 Agreement to Pay. Subject to all the terms and conditions of this Agreement, in consideration for the sale, assignment, exchange and transfer to Intuit by the C-Co Shareholders of all of the issued and outstanding shares of CTC Stock owned by them as provided herein, free and clear of any options, refusal rights, liens, claims or encumbrances, and the surrender and delivery by each C-Co Shareholder to Intuit of all CTC Certificates representing all the shares of CTC Stock owned by such C-Co Shareholder together with an accompanying CTC Stock Power (in a form approved by counsel to Intuit) executed and endorsed by such C-Co Shareholder (with the C-Co Shareholder's signature on such execution and endorsement being notarized), and all other documents or certificates required to be delivered by the C-Co Shareholders and C-Co at the Closing, Intuit hereby agrees with the C-Co Shareholders that, at the Closing, Intuit shall pay to each C-Co Shareholder (by check or wire transfer to an account designated by such C-Co Shareholder in writing as provided in Section
2.4 at least three (3) days' prior to the Closing), an amount of cash equal to the product obtained by multiplying (i) the CTC Price by (ii) a fraction whose numerator is the number of shares of CTC Stock set forth opposite such C-Co Shareholder's name in Exhibit B hereto and whose denominator is the total number of shares of CTC Stock that are issued and outstanding immediately prior to the Closing that are held by all shareholders of CTC other than C-Co (such fraction being hereinafter referred to as such C-Co Shareholder's "CTC PRO RATA SHARE").

            2.2.3 Rounding of Cash Payments. No fraction of a cent will be paid in connection with the CTC Exchange and the payments to be made by Intuit pursuant to Section 2.2.2, and each C-Co Shareholder who would otherwise be entitled to receive a fraction of a cent pursuant to Section 2.2.2, will instead receive the applicable cash amount rounded down to the nearest whole cent.

            2.3 Spousal Consents. Concurrently with the execution and delivery of this Agreement, Norma J. Webster, Webster's spouse, and Carla J. Hart, Hart's spouse, shall each have executed and delivered to Intuit a Spousal Consent and Release Agreement in the form of Exhibit C attached hereto (each, a "SPOUSAL Consent").

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                        OF C-CO AND THE C-CO SHAREHOLDERS

      C-Co and each of the C-Co Shareholders hereby jointly and severally represent and warrant to Intuit that, except as expressly set forth in the letter addressed to Intuit from C-Co and dated as of the Agreement Date (including all schedules thereto) which has been delivered by C-Co to Intuit concurrently with the parties' execution of this Agreement (the "C-CO DISCLOSURE LETTER"), each of the representations, warranties and statements contained in the following sections of this Article 3 is


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true and correct. For all purposes of this Agreement (including without limitation Articles 9 and 11), the statements contained in the C-Co Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by C-Co and the C-Co Shareholders to Intuit under
Article 3 of this Agreement.

      3.1 Organization and Good Standing. C-Co is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. C-Co has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business, and is in good standing, in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect on C-Co. C-Co has delivered to Intuit and its counsel, Fenwick & West LLP, true and correct copies of the currently effective Articles of Incorporation and Bylaws of C-Co and each of its subsidiaries (if any), each as amended to date. Neither C-Co nor any of its subsidiaries is in violation of its Articles of Incorporation or Bylaws.

      3.2 Subsidiaries.

            3.2.1 Each of the subsidiaries of C-Co, if any, are identified in
Schedule 3.2 of the C-Co Disclosure Letter and, except for CTC and except for the subsidiaries of C-Co (if any) expressly disclosed in Schedule 3.2 of the C-Co Disclosure Letter, C-Co does not have any subsidiary or any equity or ownership interest, whether direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity.

            3.2.2 CTC and each other subsidiary of C-Co is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business, and is in good standing, in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect on C-Co or on such subsidiary.

            3.2.3 Exhibit B hereto sets forth the total number, class and series of all of the issued and outstanding shares of the capital stock of CTC and identifies all of the holders of the issued and outstanding shares of the capital stock of CTC and the total number, class and series of the outstanding shares of the capital stock of CTC that are held by each such holder. There are no authorized, issued or outstanding securities of CTC other than the shares of the Common Stock of CTC set forth on Exhibit B. Except for the outstanding shares of Common Stock of CTC that are owned by the C-Co Shareholders as set forth in Exhibit B, C-Co owns all of the issued and outstanding shares of capital stock and all of the other securities (if any) of CTC and of each of its other subsidiaries (if any), free and clear of all liens, charges, claims, encumbrances or rights of others. Schedule 3.2 of the C-Co Disclosure Letter sets forth the number, class and series of all of the shares of the capital stock and other securities (if any) of each subsidiary of C-Co other than CTC (if any) that are outstanding and identifies the holders of such outstanding shares of capital stock or other securities (if any) and the number, class and series of such shares or other securities (if any) held by each such holder. All of the outstanding shares of CTC and of each other subsidiary of C-Co (if any), including without limitation the shares of CTC Common Stock owned by the C-Co Shareholders, are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, rights of refusal, calls, rights, convertible securities or


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other commitments or agreements of any character under which any third party has any existing or potential right to purchase or otherwise acquire any shares of the capital stock or any other securities (if any) of CTC or of any other subsidiary of C-Co, whether from C-Co, any securityholder of such subsidiary or from such subsidiary.

      3.3 Power, Authorization and Validity.

            3.3.1 Power and Authority.

                  (a) C-Co. C-Co has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and all C-Co Ancillary Agreements and has all requisite corporate power and authority to take any and all actions that may be necessary on C-Co's part to consummate the Exchange and the CTC Exchange. The execution, delivery and performance of this Agreement and each of the C-Co Ancillary Agreements by C-Co have been duly and validly approved and authorized by all necessary corporate action on the part of C-Co's Board of Directors in compliance with applicable law (including without limitation, the Nevada General Corporation Law) and C-Co's Articles of Incorporation and Bylaws, each as amended.

                  (b) C-Co Shareholders. Each of the C-Co Shareholders has the legal capacity to enter into, execute, deliver and perform such C-Co Shareholder's obligations under this Agreement and all C-Co Shareholder Ancillary Agreements and to consummate the Exchange and the CTC Exchange. Neither the entering into, execution, delivery or performance of this Agreement or the consummation of the Exchange or the CTC Exchange will violate or be in conflict with any community property interest held in any of the shares of the capital stock of C-Co or CTC being sold by the C-Co Shareholders to Intuit hereunder. The spouse of each C-Co Shareholder has, concurrently with the execution and delivery of this Agreement, executed and delivered to Intuit a Spousal Consent .

            3.3.2 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority (each, a "GOVERNMENTAL AUTHORITY"), or any other person or entity, governmental or otherwise (including without limitation any consent of CTC), is necessary or required to be made or obtained by C-Co, CTC, any other subsidiary of C-Co (if any) or by any C-Co Shareholder to enable C-Co and the C-Co Shareholders to lawfully execute and deliver, enter into, and to perform their respective obligations under, this Agreement, each of the C-Co Ancillary Agreements and each of the C-Co Shareholder Ancillary Agreements, or to consummate the Exchange or the CTC Exchange, except for such filings and notifications (if any) as may be required to be made by C-Co and/or any of the C-Co Shareholders under the HSR Act in connection with the Exchange or the CTC Exchange.

            3.3.3 Enforceability.

                  (a) C-Co. This Agreement and each of the C-Co Ancillary Agreements are, or when executed by C-Co will be, valid and binding obligations of C-Co enforceable in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy


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and other similar laws affecting the rights of creditors generally and (ii)
rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

                  (b) C-Co Shareholders. This Agreement and each of the C-Co Shareholder Ancillary Agreements are, or when executed by such C-Co Shareholder will be, valid and binding obligations of such C-Co Shareholder enforceable in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

           3.3.4 Investment Representations. All representations, warranties and other statements made by each C-Co Shareholder in the Investment Representation Letter executed and delivered to Intuit by such C-Co Shareholder pursuant hereto
(a) is now, and at the Closing shall be true and correct, and (b) shall be deemed to be representations and warranties made pursuant to this Section 3 for all purposes of this Agreement (including but not limited to Article 11 hereof).

      3.4   Capitalization of C-Co and CTC.

            3.4.1 Outstanding Stock.

                  (a) C-Co. The authorized capital stock of C-Co consists entirely of Two Thousand Five Hundred (2,500) shares of Common Stock, no par value, of which a total of Two Thousand Ninety Three (2,093) shares are issued and outstanding as of the Agreement Date. No fractional shares of C-Co Common Stock are issued or outstanding and C-Co holds no treasury shares. A list of all of the holders of C-Co's outstanding capital stock, and the total number of any class or series of shares of C-Co capital stock owned by each such holder is set forth in Exhibit A hereto and the C-Co Shareholders own all right, title and interest in and to all of the issued and outstanding shares of C-Co's capital stock as set forth in Exhibit A hereto, free and clear of any claim, charge, right of refusal or right of first offer, option, lien, security interest, pledge, escrow, preemptive right, encumbrance or rights of others of any kind. All of the issued and outstanding shares of C-Co's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, and have been offered, issued, sold and delivered by C-Co in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable federal and state securities laws.

                  (b) CTC. The authorized capital stock of CTC consists entirely of One Thousand (1,000) shares of Common Stock, no par value, of which a total of One Thousand (1,000) shares are issued and outstanding as of the Agreement Date. No fractional shares of CTC Common Stock are issued or outstanding except as shown on Exhibit B hereto and CTC holds no treasury shares. A list of all of the holders of CTC's outstanding capital stock, and the total number of any class or series of shares of CTC capital stock owned by each such holder is set forth in Exhibit B hereto and C-Co and the C-Co Shareholders own all right, title and interest in and to all of the issued and outstanding shares of CTC's capital stock as set forth in Exhibit B hereto, free and clear of any claim, charge, right of refusal or right of first offer, option, lien, security interest, pledge, escrow, preemptive right, encumbrance or rights of others of any kind. All of the issued and outstanding shares of CTC's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, and have been offered, issued, sold and delivered by CTC in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable federal and state securities laws.

            3.4.2 No Options, Warrants or Rights.

                  (a) C-Co. There are no options, warrants, convertible securities or any other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of C-Co's authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of C-Co's capital stock or obligating C-Co to grant, issue, extend, or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement, and C-Co has no liability for any dividends accrued but unpaid. No person or entity holds, or has any lien, option, warrant, right of refusal or other right to purchase or otherwise acquire, any of the issued and outstanding shares of the capital stock.

                  (b) C-Co Subsidiaries. There are no options, warrants, convertible securities or any other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of the authorized but unissued capital stock of CTC or any other subsidiary of C-Co or any securities convertible into or exchangeable for any shares of the capital stock of CTC or any other subsidiary of C-Co, or obligating CTC or any other subsidiary of C-Co to grant, issue, extend, or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement, and neither CTC nor any other subsidiary of C-Co has any liability for any dividends accrued but unpaid. No person or entity holds, or has any lien, option, warrant, right of refusal or other right to purchase or otherwise acquire, any of the issued and outstanding shares of the capital stock of CTC or any other subsidiary of C-Co from any record or beneficial holder of shares of the capital stock of CTC or any other subsidiary of C-Co. No shares of the capital stock of CTC or any other subsidiary of C-Co are reserved for issuance under any stock purchase, stock option or other benefit plan.

            3.4.3 No Voting Arrangements or Registration Rights. There are no voting agreements, voting trusts, proxies, preemptive rights, rights of first refusal, rights of first offer or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any shares of C-Co's or CTC's outstanding stock or to any other securities of C-Co or CTC or to the transfer of any shares of C-Co's or CTC's capital stock in the Exchange or in the CTC Exchange, as applicable. Neither C-Co nor CTC is under any obligation to register under the 1933 Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued.

            3.5 No Conflict. Neither the execution and delivery of this Agreement nor any of the C-Co Ancillary Agreements by C-Co, nor the execution and delivery of this Agreement or any of the C-Co Shareholder Ancillary Agreements by any of the C-Co Shareholders, nor the consummation of the Exchange, the CTC Exchange or any of the other transactions contemplated hereby or thereby, nor C-Co's and/or the C-Co Shareholders' discussion or negotiation with Intuit of the Exchange, the CTC Exchange or any other transaction contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of: (i) any provision of the Articles of Incorporation or Bylaws of C-Co or any of its subsidiaries (including CTC) as currently in effect; (ii) any federal, state, local or foreign judgment, writ, decree or order applicable to C-Co or any of its subsidiaries (including CTC) or any of their respective assets or properties; (iii) any federal, state, local or foreign statute, rule or regulation applicable to C-Co or any of its subsidiaries (including CTC) or any of their respective assets or properties which would have a Material Adverse Effect on C-Co or on any such subsidiary of C-Co (including CTC); or (iv) any material instrument, agreement, contract, undertaking, understanding or commitment (whether verbal or in writing) to which C-Co or any of its subsidiaries (including CTC) or any of the C-Co Shareholders is a party or by which C-Co or any of its subsidiaries (including CTC) or any of the C-Co Shareholders or any of their respective assets or properties are bound. Neither C-Co's, nor any C-Co Shareholder's, entering into this Agreement or performing any of its or his obligations hereunder, nor the consummation of the Exchange or the CTC Exchange, will give rise to, or trigger the application of, any rights of any third party (including without limitation rights of notice, rights to consent to an assignment or a change of control of C-Co or CTC or rights of refusal) under any agreement, contract, understanding or commitment to which C-Co, CTC or any C-Co Shareholder is a party or is bound, that would come into effect due to the execution or delivery of this Agreement, any C-Co Ancillary Agreement or any C-Co Shareholder Ancillary Agreement or that would come into effect upon the Closing or thereafter (other than any such rights which will not delay or adversely affect consummation of the Exchange or the CTC Exchange and which will not, in the aggregate, result in a total cost and expense to C-Co, CTC and/or Intuit in excess of a cumulative total of $250,000). The consummation of the Exchange or the CTC Exchange by C-Co or by any of the C-Co Shareholders will not require the consent, release, waiver or approval of any third party (including without limitation the consent of any party required to be obtained in order to keep any agreement or contract between such party and C-Co (or any of its subsidiaries) in effect following the Closing or to provide that C-Co (and/or any of its subsidiaries) is not in breach or violation of any such contract or agreement following the Exchange or the CTC Exchange).

      3.6 Litigation. There is no action, claim, suit, arbitration, mediation, proceeding, claim or investigation pending against C-Co, any of C-Co's subsidiaries, or any director or shareholder of C-Co or of any of C-Co's subsidiaries in their capacity as such (or, to C-Co's or either C-Co Shareholder's knowledge, against any officer, employee or agent of C-Co or any of its subsidiaries in their capacity as such) before any court, administrative agency or arbitrator nor, to C-Co's or either C-Co Shareholder's knowledge, has any such action, suit, proceeding, arbitration, mediation, claim or investigation been overtly threatened. There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against C-Co, any of C-Co's subsidiaries (including without limitation CTC) or any C-Co Shareholder or against or affecting any of their respective assets or properties (including but not limited to the capital stock of C-Co and of CTC).

      3.7 Taxes.

            3.7.1 Effective as of February 1, 1987, C-Co made a valid election under Section 1362 of the Code and any corresponding state or local tax provision (except for California state income and Franchise tax purposes) to be an S corporation within the meaning of Sections 1361 and 1362 of the Code effective for all taxable periods beginning on or subsequent to February 1, 1987. C-Co and the C-Co Shareholders have not taken any action inconsistent with the requirements of C-

Co's S corporation status, nor have C-Co or any of the C-Co Shareholders failed to take any action required in order to maintain C-Co's S Corporation status, and C-Co's S corporation election has not been terminated (whether inadvertently or otherwise) since such effective date. C-Co has only been a C Corporation (and has never been an S Corporation) for California income and Franchise tax purposes.

            3.7.2 C-Co (and each of its subsidiaries) has timely filed all federal, state, local and foreign tax returns required to be filed by it, has timely paid all taxes required to be paid by it for which payment is due (whether or not such taxes are shown or required to be shown on a tax return), has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by its most recent applicable tax returns (which accrual or reserve as of the Balance Sheet Date (as defined in Section 3.8 below) is fully reflected on the Balance Sheet (as defined in Section 3.8 below) and in any more recent balance sheet of C-Co provided by C-Co to Intuit on or before the Agreement Date), has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither C-Co nor any of its subsidiaries is delinquent in the payment of any tax or in the filing of any tax returns, and, to C-Co's and either of the C-Co Shareholder's knowledge, no deficiencies for any tax have been threatened, claimed, proposed or assessed against C-Co, any of its subsidiaries, or any of the officers or agents of C-Co or any of its subsidiaries in their capacity as such. All tax liabilities of C-Co Shareholders or C-Co arising by reason of C-Co's S Corporation election (including but not limited to, the corporate level built in gain taxes described in Section 1374 of the Code) have been or will be paid by the C-Co Shareholders no matter when assessed. C-Co has not received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that: (a) are currently pending before the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) regarding C-Co or any of its subsidiaries or (b) have been raised by the Internal Revenue Service or other taxing authority and not yet finally resolved. No tax return of C-Co or any of its subsidiaries is under audit by the Internal Revenue Service or any state or local taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable tax authority conducting such audit and all taxes and any penalties or interest determined by such audit to be due from C-Co or any of its subsidiaries have been paid in full to the applicable taxing authorities. No tax liens are currently in effect against any assets of C-Co or any of its subsidiaries. There is not in effect any waiver by C-Co of any statute of limitations with respect to any taxes or agreed to any extension of time for filing any tax return which has not been filed; and C-Co has not consented to extend to a date later than the date hereof the period in which any tax may be assessed or collected by any taxing authority. C-Co is not a "personal holding company" within the meaning of the Code. C-Co has not filed any election under Section 341(f) of the Code. Section 1374 of the Code will not apply to any gain realized by C-Co as a result of the Exchange and the contemplated election to be made pursuant to this Agreement under Section 338(h)(10) of the Code. C-Co and its subsidiaries have each withheld with respect to each of its employees and independent contractors all taxes, including but not limited to federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate tax authority within the time prescribed by law.

            3.7.3 For the purposes of this Section, the terms "TAX" and "TAXES" include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, ad valorem, documentary, stamp, withholding, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax; provided, however, that the terms "tax" and "taxes" will not include any such taxes imposed on third parties for which C-Co has agree to be responsible in the ordinary course of its business.

            3.7.4 Tax Treatment of Exchange. C-Co and each of the C-Co Shareholders represent and warrant that they will take no federal, state, local or foreign tax position on any tax return or otherwise (except for California state income and Franchise tax purposes) which would be inconsistent with the treatment of the Exchange as a qualified stock purchase transaction subject to the provisions of Section 338(h)(10) of the Code pursuant to the election to be made pursuant to Section 5.14 of this Agreement, which will cause the Exchange to be treated as a taxable asset purchase by Intuit.

            3.7.5 Tax Treatment of Exchange for California Purposes. C-Co and each of the C-Co Shareholders represent and warrant that they and their spouses will not treat the Exchange as subject to the provisions of an election under
Section 338(h)(10) of the Code or equivalent provisions for California income and Franchise tax purposes, and they and their spouses will affirmatively make a California Election Out pursuant to Section 5.15 of this Agreement, which will cause the Exchange to be treated as a taxable stock purchase by Intuit for California income and Franchise tax purposes.

      3.8 C-Co Financial Statements.

            3.8.1 C-Co has delivered to Intuit as Schedule 3.8 to the C-Co Disclosure Letter (i) the audited consolidated balance sheets of C-Co as of December 31, 1996 and 1997 and C-Co's audited consolidated statements of operations, statements of cash flows and statements of changes in shareholders' equity for the years ended December 31, 1996 and 1997 and (ii) the unaudited consolidated balance sheets of C-Co as of December 31, 1998 and C-Co's unaudited consolidated statements of operations, statements of cash flows and statements of changes in shareholders' equity for the year ended December 31, 1998 (all such financial statements of C-Co described in the foregoing clauses (i) and
(ii) and any notes thereto are hereinafter collectively referred to as the "C-CO FINANCIAL STATEMENTS"). The C-Co Financial Statements (a) are derived from and in accordance with the books and records of C-Co, (b) fairly present the financial condition of C-Co at the dates therein indicated and the results of operations for the periods therein specified and (c) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (subject, as to the unaudited financial statements, to normal recurring year-end audit adjustments and the absence of notes). C-Co has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those shown on C-Co's unaudited balance sheet as of December 31, 1998 included in the C-Co Financial Statements (the "BALANCE SHEET"), and
(ii) those that may have been incurred after December 31, 1998 (the "BALANCE SHEET DATE") in the ordinary course of C-Co's business consistent with its past practices, and that are not material in amount, either individually or collectively, and are not required to be set forth in the Balance Sheet under generally accepted accounting principles. All reserves established by C-Co that are set forth in or reflected in the Balance Sheet are reasonably adequate. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March
1975) which are not adequately provided for in the Balance Sheet as required by said Statement No. 5.

            3.8.2 Neither C-Co nor any of its subsidiaries has any existing liability or obligation to (a) any creditor of Design Works, Inc. (a company of which Ranson Webster is a shareholder) with respect to any debt, liability or obligation of Design Works, Inc.; (b) any creditor of the business conducted by Norma J. Webster dba Nevada Typesetting (the "NEVADA TYPESETTING BUSINESS") with respect to any debt or obligation of the Nevada Typesetting. Business that arose prior to January 1, 1999 and was not expressly assumed by C-Co pursuant to that certain Purchase Agreement dated January 1, 1999 between C-Co and Norma J. Webster dba Nevada Typesetting (the "NEVADA TYPESETTING PURCHASE AGREEMENT"); or
(c) any creditor of any entity or business (other than C-Co or any of its subsidiaries) in which either C-Co Shareholder has a stock, partnership, membership or other equity interest or other material financial interest with respect to any debt or obligation of any such entity or business.

            3.8.3 The outstanding indebtedness of C-Co under the C-Co Credit Facility (including but not limited to all outstanding principal and accrued interest) as of the Agreement Date does not exceed one million four thousand five-hundred twenty dollars and eighty-three cents ($1,004,520.83).

      3.9 Title to Properties. C-Co and each of its subsidiaries have good and marketable title to all of the respective assets and properties owned by them (including but not limited to those reflected on the Balance Sheet), free and clear of all mortgages, deeds of trust, security interests, pledges or liens (other than liens for current taxes that are not yet due and payable). All machinery, vehicles, equipment and other tangible personal property owned or leased by C-Co and its subsidiaries or used in its business are in good condition and repair, normal wear and tear excepted. All leases of real or personal property to which C-Co or any of its subsidiaries is a party (i) are to the knowledge of C-Co or either of the C-Co Shareholders, in full force and effect and (ii) C-Co and its subsidiaries (as applicable) is not in default of any of such leases. To the knowledge of C-Co and the C-Co Shareholders, no lease pursuant to which C-Co or any of its subsidiaries lease any real property (nor, with respect to leases of real property from any C-Co Shareholder or any corporation, firm or entity owned or controlled by a C-Co Shareholder, the real property that is the subject of such lease) is collateral for the security of any obligation of any person or entity. Neither C-Co nor any of its subsidiaries is in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties. Neither C-Co nor any of its subsidiaries owns any real property. Pursuant to the terms and conditions of the Nevada Typesetting Purchase Agreement, C-Co has acquired good and marketable title to all of the assets and properties of Nevada Typesetting, Inc., free and clear of all liens, claims and encumbrances and C-Co has paid in full the entire purchase price and consideration payable for such assets and properties under the Nevada Typesetting Purchase Agreement.

      3.10 Absence of Certain Changes. Between the Balance Sheet Date and the Agreement Date there has not been with respect to C-Co or any of its subsidiaries any:

                  (a) Material Adverse Change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations or results of operations of C-Co or any of its subsidiaries;

                  (b) amendment to the Articles of Incorporation or Bylaws of C-Co;

                  (c) incurrence, creation or assumption by C-Co or any of its subsidiaries of (i) any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind on any of the assets or properties of C-Co or any of its subsidiaries; or (ii) any indebtedness for borrowed money;

                  (d) offer, issuance or sale of any debt or equity securities of C-Co or any of its subsidiaries, or any options, warrants or other rights to acquire from C-Co or any of its subsidiaries, whether directly or indirectly, any debt or equity securities of C-Co or any of its subsidiaries;

                  (e) payment or discharge by C-Co or any of its subsidiaries of any liability or indebtedness for borrowed money or any security interest, lien, claim, or encumbrance of any kind on any asset or property of C-Co or any of its subsidiaries, or the payment or discharge of any liability that was neither shown on the Balance Sheet nor incurred in the ordinary course of C-Co's business after the Balance Sheet Date in an amount in excess of $150,000 for any single liability to a particular creditor;

                  (f) purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets or properties of C-Co, other than (i) a license of any product or products of C-Co or any of its subsidiaries made in the ordinary course of C-Co's business consistent with C-Co's past practices and (ii) a disposition, made in the ordinary course of C-Co's business consistent with C-Co's past practices, of tangible assets of C-Co or any of its subsidiaries that are not, individually or in the aggregate, material to the conduct of the business of C-Co or of any of its subsidiaries;

                  (g) damage, destruction or loss of any property or asset, whether or not covered by insurance, having (or likely with the passage of time to have) a Material Adverse Effect on C-Co;

                  (h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of C-Co, any split, combination or recapitalization of the capital stock of C-Co or any direct or indirect redemption, purchase or other acquisition of any capital stock of C-Co or any change in any rights, preferences, privileges or restrictions of any outstanding stock or other security of C-Co;

                  (i) change or increase in the compensation payable or to become payable to any of the officers, directors, or employees of C-Co or any of its subsidiaries, or any bonus or pension, insurance or other benefit payment or arrangement (including without limitation stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, employees or agents except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of C-Co's business;

                  (j) change with respect to the senior management or other key personnel of C-Co;

                  (k) obligation or liability incurred by C-Co or any of its subsidiaries to any of its officers, directors or shareholders, except for normal and customary compensation and expense allowances payable to officers and directors in the ordinary course of C-Co's business;

                  (l) making by C-Co or any of its subsidiaries of any loan or advance (other than a loan or advance for reasonable travel and related expenses incurred in the ordinary course of C-Co's business consistent with its past practices), or capital contribution to, or any investment in, any C-Co Shareholder or any firm or business enterprise in which any C-Co Shareholders or any of such C-Co Shareholder's immediate family (as such term is defined in section 3.15 hereof), uncles, aunts or first cousins had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

                  (m) entering into, amendment of, relinquishment, termination or non-renewal by C-Co or any of its subsidiaries of any material contract, lease, transaction, commitment or other right or obligation (or any group of the same that, taken together, is material to the business of C-Co or any of its subsidiaries) other than in the ordinary course of its business;

                  (n) any written indication or assertion, or oral assertion by
(i) any customer who was a source of five percent (5%) or more of the gross revenue derived by C-Co or any of its subsidiaries during the twelve month period ended December 31, 1998, (ii) any person or entity who referred business to C-Co from which referred business C-Co derived five percent (5%) or more of the gross revenue derived by C-Co or any of its subsidiaries during the twelve month period ended December 31, 1998 or (iii) the other party to any C-Co Material Agreement (as defined in Section 3.11), of (A) any material problems with C-Co's (or any of its subsidiaries') services or performance, or (B) any desire to amend, relinquish, terminate or not renew any C-Co Material Agreement;

                  (o) material change in the manner in which C-Co or any of its subsidiaries extends discounts or credits to customers or otherwise deals with its customers;

                  (p) entering into by C-Co or any of its subsidiaries of any contract or agreement that (i) by its terms requires or contemplates a current and/or future financial obligation (inclusive of overhead expense) on the part of C-Co or any of its subsidiaries involving in excess of $150,000 and that is not entered into in the ordinary course of C-Co's business; or

                  (q) any license, transfer or grant of a right under any C-Co IP Rights (as defined in Section 3.13 below), other than those licensed, transferred or granted by C-Co in the ordinary course of C-Co's business consistent with its past practices.

      3.11 Contracts and Commitments/Licenses and Permits. Schedule 3.11 to the C-Co Disclosure Letter sets forth a list of each of the following (i) written or oral contracts, agreements, commitments or other instruments to which C-Co or any of its subsidiaries is a party or to which C-Co or any of its subsidiaries or any of their respective assets or properties is bound and (ii) licenses and permits held by C-Co:

                  (a) any agreements with a financial institution as a result of which C-Co (or any of its subsidiaries) enters into end user customer agreements to provide, directly or indirectly, Payroll Services for such end-user customers, or pursuant to which it is referred customers for Payroll Services, from which C-Co (or any of its subsidiaries) derived, in the aggregate, more than $350,000 in revenue during calendar 1998 (or reasonably expects to derive more than $350,000 in revenue during calendar year 1999, whether or nor the Exchange is consummated). As used herein, the term "PAYROLL SERVICES" means any one or more of the following services, taken separately, and/or all such services collectively: (i) making payroll check calculations; (ii) making payroll tax calculations; (iii) preparing payroll tax filings for filing with any U.S. federal or state taxing authorities; (iv) causing payroll tax filings to be filed with any U.S. federal or state taxing authorities; (v) causing payroll tax deposits to be made with any U.S. federal or state taxing authorities (or financial institutions designated by them for receipt of such deposits); (vi) preparing payroll checks; (vii) causing electronic direct deposits of employee paychecks to be made with financial institutions; (viii) preparing W-2 forms; or (ix) computing payments (including but not limited to payments of 401(K) plan or other contributions to similar savings or pension plans and/or insurance premiums for medical, health, disability, life or other insurance) relating to employee benefits;

                  (b) each agreement with a customer (other than a financial institution) pursuant to which C-Co (or any of its subsidiaries) performs any Payroll Services for such customer if C-Co (or such C-Co subsidiary) derived more than $250,000 of revenue from such customer during calendar year 1998;

                  (c) any agreements with financial institutions (excluding those agreements identified pursuant to subsection (a) above) pursuant to which C-Co (or any of its subsidiaries) paid and/or accrued payment liabilities (including, without limitation, referral fees) of more than $100,000 to such financial institution and/or its affiliates during calendar year 1998 (or reasonably expects to pay and/or accrue payment liabilities (including, without limitation, referral fees) of more than $100,000 to such financial institution and/or its affiliates in calendar year 1999, regardless of whether or not the Exchange is consummated);

                  (d) any agreements with financial institutions relating to the processing of Automated Clearing House ("ACH") entries in connection with providing any Payroll Services pursuant to which C-Co or any of its subsidiaries has (or reasonably expects to) receive or pay more than $250,000;

                  (e) any distribution, sales representative or similar agreement under which any third party is authorized to sell, market, provide or contract or take orders for, any services of C-Co or any of its subsidiaries pursuant to which C-Co or any of subsidiaries paid any third party more than $100,000 during calendar year 1998 (or reasonably expects to pay more than $100,000 to third parties during calendar year 1999, regardless of whether or not the Exchange is consummated);

                  (f) any continuing contract for the future purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from C-Co or any of its subsidiaries in an amount in excess of $250,000 per annum which is not terminable on ninety (90) or fewer days' notice without cost or other liability to C-Co;

                  (g) any contract or commitment in which C-Co or any of its subsidiaries has granted or received most favored customer pricing provisions or exclusive marketing or distribution rights relating to any services or any market or geographic territory;

                  (h) any contract, agreement or commitment which obligates or commits C-Co or any of its subsidiaries to develop, enhance or customize any software, copyrightable content, technology or intellectual property (i) where the cost of developing such software, copyrightable content, technology and/or intellectual property is reasonably expected to exceed $100,000, or (ii) such software, content, technology or intellectual property is used or incorporated (or is contemplated by C-Co to be used or incorporated) in any material manner in connection with the business of C-Co or any of its subsidiaries or in any material manner in any product or service currently sold, licensed, provided, leased, distributed or marketed by C-Co or any of its subsidiaries;

                  (i) any contract, agreement or commitment that provides for the purchase, lease or license of any software (other than software generally available to the public on standard license terms at a per copy license fee of less than $7,000 per copy or generally available at retail stores), copyrightable content, technology or intellectual property by, for or to (or for the benefit or use of) C-Co and/or any of its subsidiaries, which software, content, technology or intellectual property is used (or is contemplated by C-Co to be used) in connection with the business of C-Co or any of its subsidiaries, or is incorporated in any product or service currently sold, licensed, provided, leased, distributed or marketed by C-Co or any of its subsidiaries;

                  (j) any joint venture or partnership contract or agreement or other agreement which has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party;

                  (k) any contract or commitment for or relating to the employment of any officer, employee or consultant of C-Co or any of its subsidiaries that is not immediately terminable by C-Co or the applicable C-Co subsidiary without cost or other obligation or liability;

                  (l) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee, performance (or other) bond or other agreement or commitment for the borrowing of money, for a line of credit;

                  (m) any lease (including without limitation any lease of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) or other agreement under which C-Co or any of its subsidiaries leases, holds or operates (i) any real property owned by a third party (other than month-to-month leases of storage space), or (ii) any items of personal property owned by a third party and under which the payments to such third party under such lease exceed $100,000 per annum (provided, that if C-Co and/or any of its subsidiaries are party to more than one such lease or other agreement with any particular third party for the lease, holding or operation of items of personal property and the aggregate amount of all payments to such third party under all such leases would, in the aggregate, exceed $100,000 per annum, then all such leases shall be listed in Schedule 3.11 to the C-Co Disclosure Letter);

                  (n) any agreement or arrangement (or series of related agreements or arrangements) for the sale, licensing or leasing by C-Co of any of its assets or properties having a value in excess of $75,000;

                  (o) any agreement that restricts C-Co or any of its subsidiaries from engaging in any aspect of its business, from participating or competing in any line of business or market or that restricts C-Co or any of its subsidiaries from engaging in any business in any market or geographic area;

                  (p) any C-Co IP Rights Agreement (as defined in Section 3.13), other than any license to C-Co or any C-Co subsidiary of software generally available to the public on standard license terms at a per copy license fee of less than $7,000 per copy or generally available at retail stores);

                  (q) any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of C-Co or any of its subsidiaries or any options, warrants or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

                  (r) any consulting or similar agreement under which C-Co or any of its subsidiaries provides any consulting services to a third party for an annual compensation to C-Co of $50,000 per year or more;

                  (s) any contract with or commitment to any labor union or any collective bargaining agreement;

                  (t) any agreement or contract pursuant to which C-Co or any of its subsidiaries (including CTC) leases or otherwise provides the services of any of its employees to a third party;

                  (u) any agreement or contract of the type described in the second sentence of Section 3.15;

                  (v) any material Governmental Permit (as defined in Section 3.14.3); and

                  (w) any other agreement, contract, commitment or instrument not described in the foregoing subparagraphs of this Section 3.11 that, to the knowledge of C-Co or either of the C-Co Shareholders, is material to the business of C-Co or any of its subsidiaries.

            There has been delivered by C-Co to Intuit's counsel, Fenwick & West LLP, a true and complete copy of each agreement, contract, Governmental Permit or other document described in any of the foregoing paragraphs (a) through (w) of this Section (such agreements, contracts, Governmental Permits and other documents being hereinafter collectively referred to as the "C-CO MATERIAL AGREEMENTS" and each individually as a "C-CO MATERIAL AGREEMENT").

      3.12 No Default; No Consent Required; No Restrictions. Neither C-Co nor any of its subsidiaries is in material breach, violation or default under any C-Co Material Agreement. Except as set forth in Schedule 3.12 to the C-Co Disclosure Letter, no consent or approval of any third party is required to ensure that, following the Closing, any C-Co Material Agreement will continue to be in full force and effect without any breach or violation thereof caused by virtue of the Exchange, the CTC Exchange or by any other transaction contemplated by this Agreement, any C-Co Ancillary Agreement or any C-Co Shareholder Ancillary Agreement. Neither C-Co nor any of its subsidiaries is a party to, and no asset or property of C-Co or any of its subsidiaries is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits C-Co or any of its subsidiaries from freely engaging in any business now conducted by any of them or from competing anywhere in the world (including without limitation any contracts, covenants or agreements restricting the geographic area in which C-Co or any of its subsidiaries may sell, license, market, distribute or support any products or technology or provide services (including without limitation Payroll Services), or restricting the markets, customers or industries that C-Co or any of its subsidiaries may address in operating their respective businesses), or includes any grants by C-Co of exclusive licenses. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (a) result in a breach, violation or default of any of the provisions of any C-Co Material Agreement, (b) give any third party (i) the right to declare a default or exercise any remedy under any C-Co Material Agreement, (ii) the right to a rebate, chargeback, penalty or other material change in terms under any C-Co Material Agreement, (iii) the right to accelerate the maturity or performance of any obligation of C-Co or any of its subsidiaries under any C-Co Material Agreement, or (iv) the right to cancel, terminate or modify any C-Co Material Agreement, except in each such case for such defaults, acceleration rights, termination rights and other rights that have not had, and could not reasonably be expected to have, a Material Adverse Effect on C-Co or any of its subsidiaries. Neither C-Co nor any subsidiary of C-Co has received any notice or other communication regarding any actual or possible material breach or violation of, or default under, any C-Co Material Agreement.

      3.13 Intellectual Property.

            3.13.1 C-Co and its subsidiaries own, or have the valid right or license to use, possess, sell or license, all Intellectual Property (as defined below) necessary or required in order for C-Co and its subsidiaries to conduct their present respective businesses as currently conducted (such necessary or required Intellectual Property being hereinafter collectively referred to as the "C-CO IP RIGHTS"). As used herein, the term "INTELLECTUAL PROPERTY" means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, programmers' notes, memoranda and records.

            3.13.2 Neither the execution, delivery and performance of this Agreement, nor the consummation of the Exchange, the CTC Exchange or any of the other transactions contemplated hereby and/or by any of the C-Co Ancillary Agreements or C-Co Shareholder Ancillary Agreements will: (a) constitute a material breach of or default under any instrument, contract, license or other agreement governing any C-Co IP Right to which C-Co or any of its subsidiaries is a party (collectively, the "C-CO IP RIGHTS AGREEMENTS"); (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any C-Co IP Right; or (c) materially and adversely affect the right of C-Co to use, possess, sell or license any C-Co IP Right or portion thereof. There are no royalties, honoraria, fees or other payments in excess of $100,000 in the aggregate that are payable by C-Co or any of its subsidiaries to any third person by reason of the ownership, use, possession, license, sale, marketing, advertising or disposition of any C-Co IP Rights by C-Co or any of its subsidiaries.

            3.13.3 Neither the manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed by C-Co or any of its subsidiaries to any third party, or currently utilized, sold, provided or furnished by C-Co or any of its subsidiaries or currently under development by C-Co or any of its subsidiaries violates any license or agreement between C-Co or any of its subsidiaries and any third party or infringes or misappropriates any Intellectual Property of any other party; provided however, that C-Co and the C-Co Shareholders make no representation or warranty that any product or service owned or developed by a third party other than C-Co or any of its subsidiaries does not infringe or misappropriate any Intellectual Property of any other party. No claim, suit or litigation is pending or, to the knowledge of C-Co or either of the C-Co Shareholders, threatened, against C-Co, any of C-Co's subsidiaries or any C-Co Shareholder, that contests the validity, ownership or right of C-Co or any of its subsidiaries to use, possess, sell, market, advertise, license or dispose of any C-Co IP Right or asserts that C-Co or any of its subsidiaries has infringed or is infringing any Intellectual Property of any third party, nor, to the knowledge of C-Co or either of the C-Co Shareholders, is there any valid basis for any such claim, suit or litigation. Neither C-Co nor any of its subsidiaries has received any notice asserting that any C-Co IP Right or the proposed use, sale, license or disposition thereof by C-Co or any of its subsidiaries conflicts or will conflict with or infringe the rights of any other party.

            3.13.4 To C-Co's or either of the C-Co Shareholder's knowledge, no employee, consultant or independent contractor of C-Co or any subsidiary of C-Co: (a) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any other party by virtue of such employee's, consultant's, or independent contractor's being employed by, or performing services for, C-Co or such subsidiary or using trade secrets or proprietary information of others, or that would be likely to have a Material Adverse Effect on C-Co; or (b) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for C-Co or any of its subsidiaries that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such technology, software or other copyrightable, patentable or otherwise proprietary work or in any Intellectual Property related thereto. To C-Co's or either of the C-Co Shareholder's knowledge, the employment of any employee of C-Co or any subsidiary of C-Co or the use by C-Co or any subsidiary of C-Co of the services of any consultant or independent contractor does not subject C-Co or any such subsidiary to any liability to any third party.

            3.13.5 C-Co and its subsidiaries have taken reasonably necessary and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the trade secrets of C-Co and its subsidiaries (including but not limited to computer software source code) and all C-Co's ownership interests and proprietary rights therein. All officers, employees and consultants of C-Co and its subsidiaries having access within the past five (5) years to proprietary information of C-Co or any of its subsidiaries, its customers or business partners, have executed and delivered to C-Co an agreement regarding the protection of such proprietary information; and copies of the form of all such agreements have been delivered to Intuit's counsel. C-Co and its subsidiaries have secured valid assignments or have obtained licenses (either through agreements or by operation of law) from all consultants, contractors and employees who were involved in, or who contributed to, the creation or development of any C-Co IP Rights, of the rights to such contributions that may be owned by such persons or that C-Co does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of C-Co or of any subsidiary of C-Co has any right, license, claim or interest whatsoever in or with respect to any C-Co IP Rights, other than moral rights or other rights that cannot legally be assigned (collectively, "RESTRICTED IP RIGHTS"), and, with respect to such Restricted IP Rights, C-Co has obtained such licenses, releases and waivers with respect to such Restricted IP Rights as are necessary to enable C-Co to utilize such Restricted IP Rights as they are used in the business of C-Co and its subsidiaries without infringement or violation of such Restricted IP Rights.

            3.13.6 Schedule 3.13.6 to the C-Co Disclosure Letter contains a complete list of (i) all worldwide registrations made or held by C-Co, any subsidiary of C-Co or any C-Co Shareholder with respect to any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs; and (ii) all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by C-Co, any subsidiary of C-Co or any C-Co Shareholder to secure, perfect or protect its or his/her interest in any C-Co IP Rights, including, without limitation, all patent applications, copyright applications, and applications for registration of trademarks and service marks. The C-Co IP Rights that are owned by C-Co or any of its subsidiaries or (to the extent such are used in or are related to the business of C-Co or any of its subsidiaries) by any C-Co Shareholder, do not infringe the Intellectual Property of any third party. All filings required in order to maintain such registered trademarks, service marks, Internet domain names, Internet or World Wide Web URLs in effect have been made on a timely basis.

            3.13.7 Schedule 3.13.7 to the C-Co Disclosure Letter contains a complete list of (i) all licenses, sublicenses and other agreements to which C-Co or any of its subsidiaries is a party and pursuant to which any person or entity is authorized to use any C-Co IP Rights (other than standard end-user customer payroll service agreements pursuant to which C-Co provides Payroll Services to customers who did not generate more than $100,000 in revenue for C-Co during calendar 1998), and (ii) all licenses, sublicenses and other agreements as to which C-Co or any of its subsidiaries is a party and pursuant to which C-Co or any of its subsidiaries is expressly licensed or otherwise authorized to use any Intellectual Property (including without limitation software) of any third party ("THIRD PARTY IP Rights"), other than licenses of software that is generally available to the public on standard license terms at a per copy license fee of less than $7,000 per copy or that is generally available at retail stores.

            3.13.8 Neither C-Co nor any of its subsidiaries, nor any other party acting on its or their behalf and with their authorization, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party, of any C-Co Source Code (as defined below), except for disclosures of such C-Co Source Code to employees and contractors of C-Co or any of its subsidiaries who have executed written agreements with C-Co not to disclose such C-Co Source Code to others and not to use any of such C-Co Source Code except for the benefit of C-Co or a C-Co subsidiary as directed by C-Co or such subsidiary of C-Co. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any party of any C-Co Source Code (as defined below).
Schedule 3.13.8 of the C-Co Disclosure Letter identifies each contract, agreement and instrument (whether written or oral) pursuant to which C-Co has deposited, or is or may be required to deposit, with an escrowholder or any other party, any C-Co Source Code and further describes whether the execution of this Agreement or the consummation of the Exchange or any of the other transactions contemplated hereby, in and of itself, would reasonably be expected to result in the release from escrow of any C-Co Source Code. As used in this
Section 3.13.8, "C-CO SOURCE CODE" means, collectively, any software source code (including without limitation any material portion or aspect of any software source code, or any material proprietary information or algorithm contained in or relating to any software source code) that is owned by C-Co, any subsidiary of C-Co or (if used in or related to the business of C-Co or any subsidiary of C-Co) any C-Co Shareholder.

            3.13.9 To the knowledge of C-Co or either of the C-Co Shareholders there is no unauthorized use, disclosure, infringement or misappropriation of any C-Co IP Rights or any Intellectual Property of C-Co or any of its subsidiaries by any third party, including any employee or former employee of C-Co or any of its subsidiaries. Neither C-Co nor any of its subsidiaries has agreed, pursuant to any written agreement, to indemnify any person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed, leased, supplied, marketed, distributed, or provided by C-Co.

            3.13.10 To the knowledge of C-Co or either of the C-Co Shareholders, neither C-Co nor any of its subsidiaries has any material liability (and, to C-Co's or either of the C-Co Shareholder's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against C-Co or any of its subsidiaries that could give rise to any liability that could have a Material Adverse Effect on C-Co) for damages arising from any nonconformity to any contractual commitment, express or implied warranty, product specifications or representations provided to customers in excess of any reserves therefor reflected on the Balance Sheet. During the six (6) month period ended on December 31, 1998, neither C-Co nor any of its subsidiaries has experienced an amount or level of service cancellations, warranty claims or claims based on service outages or downtimes that were materially greater than the amount of the same type of claims experienced by C-Co and its subsidiaries for the six (6) month period ended June 30, 1998. Since January 1, 1998, neither C-Co nor any of its subsidiaries has had any of its respective products returned or services canceled by a purchaser or user thereof except for normal returns or cancellations in amounts and for reasons consistent with C-Co's past operating history and that will not result in a reversal of any material amount of revenue recognized by C-Co on any of its financial statements from such transactions.


            3.13.11 For purposes of this Section 3.13.11:

      "DATA ENTRY SOFTWARE" means the software application programs distributed by C-Co (or any of its subsidiaries) to customers for their use in entering data (including date data) to be processed by C-Co (or any of its subsidiaries) as part of the Payroll Services (as defined in Section 3.11(a)) and escrow accounting services provided by C-Co (or any of its subsidiaries) to such customers. Since January 1, 1989, the Data Entry Software is the only software distributed by C-Co or any of its subsidiaries to their customers or to any other third party (other than contractors of C-Co or its subsidiaries). Schedule
      3.13.11 of the C-Co Disclosure Letter contains a complete list of the Data Entry Software.

      "PRODUCTION SYSTEM" means the computer hardware, software, and other products and technology used by C-Co (or any of its subsidiaries) to process data submitted by customers in the course of providing Payroll Services and escrow accounting services to such customers. The Production System is used only by C-Co (and its subsidiaries) and is not distributed to or used by any customer or any other third party (other than contractors of C-Co or its subsidiaries).

      "YEAR 2000 COMPLIANT" means, as applied to software or hardware, as the case may be, that: (i) such software or hardware will operate and correctly store, represent and process (including sort) all dates (including single and multi-century formulas and leap year calculations), such that errors will not occur when the date being used is in the Year 2000, or in a year preceding or following the Year 2000; (ii) such software or hardware has been developed and tested to support numeric and date transitions from the twentieth century to the twenty-first century, and back (including without limitation all calculations, aging, reporting, printing, displays, reversals, disaster and vital records recoveries) without error, corruption or impact to current and/or future operations; and (iii) such software or hardware will function without error or interruption related to any date information, specifically including errors or interruptions from functions which may involve date information from more than one century.

            (a) All of the software developed by (or on behalf of) C-Co or any of its subsidiaries and all of the hardware developed by (or on behalf of) C-Co or any of its subsidiaries and used in the Production System is Year 2000 Compliant.

            (b) To each C-Co Shareholder's knowledge, all software owned or developed by a third party other than C-Co or any of its subsidiaries that is licensed to C-Co or any of its subsidiaries and all hardware owned or developed by a third party that was leased or sold to C-Co or any of its subsidiaries and is used in the Production System, is Year 2000 Compliant. Schedule 3.13.11 of the C-Co Disclosure Letter describes the testing that C-Co and its subsidiaries have conducted to determine whether such software and hardware will be adversely affected by, or fail to operate properly due to, the advent of the year 2000 or dates thereafter, and C-Co has provided or made available to Indigo or its representatives copies of all written responses or assurances received by C-Co or its subsidiaries from the parties who supply such software and hardware that such software and hardware will not be adversely affected by, or fail to operate properly due to, the advent of the year 2000 or dates thereafter.

            (c) All Data Entry Software developed or owned by C-Co or any of its subsidiaries is Year 2000 Compliant, and to each C-Co Shareholder's knowledge, all components of the Data Entry Software developed and licensed to C-Co (or any of its subsidiaries) by one or more third parties are Year 2000 Compliant; provided however, that no representation is made that the Data Entry Software will be Year 2000 Compliant (provided, that for the purposes of this proviso (but not the representation which the proviso qualifies), "Year 2000 Compliant" shall mean only clauses (i) and (iii) of the definition thereof) if it is not installed and used on an operating system software and hardware platform designated by C-Co (or any of its subsidiaries) as a compatible platform (which compatible platforms include those listed on Schedule 3.13.11 of the C-Co Disclosure Letter) and is not used in accordance with the accompanying user's manuals for the Data Entry Software provided by C-Co to its customers, or that the Data Entry Software will be Year 2000 Compliant (provided, that for the purposes of this proviso (but not the representation which the proviso qualifies), "Year 2000 Compliant" shall mean only clauses (i) and (iii) of the definition thereof) notwithstanding the Year 2000 Compliance failure of the third party operating system software, other third party software, or third party hardware with which or on which the Data Entry Software is used.

            (d) Schedule 3.13.11 of the C-Co Disclosure Letter describes the testing that C-Co and its subsidiaries have conducted to determine whether the Data Entry Software will be adversely affected by, or fail to operate properly due to, the advent of the year 2000 or dates thereafter, and C-Co has provided or made available to Indigo or its representatives copies of all written responses or assurances received by C-Co or its subsidiaries from the parties who supply components of the Data Entry Software that such components will not be adversely affected by, or fail to operate properly due to, the advent of the year 2000 or dates thereafter.

            (e) All other software developed by (or on behalf of) C-Co or any of its subsidiaries and all hardware developed by (or on behalf of) C-Co or any of its subsidiaries that is used by C-Co or any of its subsidiaries for their internal business operations (and not as part of, or used in, the Production System or the Data Entry Software), and, to each C-Co Shareholder's knowledge, all other software and hardware not previously described in this paragraph (e) that is licensed or was sold to C-Co or its subsidiaries and is used by C-Co or its subsidiaries for their internal business operations (and not as part of, or used in, the Production System or the Data Entry Software), is Year 2000 Compliant. Schedule 3.13.11 of the C-Co Disclosure Letter describes the testing that C-Co and its subsidiaries have conducted to determine whether such software and hardware will be adversely affected by, or fail to operate properly due to, the advent of the year 2000 or dates thereafter, and C-Co has provided or made available to Indigo or its representatives copies of all written responses or assurances received by C-Co or its subsidiaries from the parties who supply such software and hardware that such software and hardware will not be adversely affected by, or fail to operate properly due to, the advent of the year 2000 or dates thereafter.

      3.14 Compliance with Laws.

            3.14.1 C-Co and each of its subsidiaries is in compliance in all material respects with all applicable federal, state, local or foreign laws, ordinances, regulations, and rules and regulations, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to its assets, properties, and business or to the conduct of the business of providing Payroll Services (collectively, "APPLICABLE LAW").

            3.14.2 C-Co and each of its subsidiaries holds all permits, licenses, authorizations and approvals from, and has made all filings with, government agencies and authorities, that are necessary for C-Co and its subsidiaries to conduct their present respective businesses without any violation of Applicable Law ("GOVERNMENTAL PERMITS") and all such Governmental Permits are in full force and effect (except for any Governmental Permit or Permits that, taken either individually or in the aggregate, the failure of C-Co or any of its subsidiaries to hold or to have in full force and effect could not reasonably be expected to have a Material Adverse Effect on C-Co or on such subsidiary). Neither C-Co nor any of its subsidiaries has received any written notice or other written communication from any Governmental Authority regarding (a) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

            3.14.3 Neither C-Co nor any of its subsidiaries, directors or shareholders, nor to C-Co's or either C-Co Shareholder's knowledge, any officer, agent or employee of C-Co and/or any of its subsidiaries, has, for or on behalf of C-Co or any of its subsidiaries, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

      3.15 Certain Transactions and Agreements. None of the directors, officers or shareholders of C-Co or any of its subsidiaries, nor any member of their immediate families (as defined below), has any direct or indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, C-Co or any of its subsidiaries (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded). None of the directors or shareholders of C-Co or any of its subsidiaries, nor any member of their immediate families, nor any of their uncles, aunts or first cousins, nor to C-Co's or either of the C-Co Shareholder's knowledge, any of officers or employees of C-Co, is a party to, or is otherwise directly or indirectly interested in, any contract or informal arrangement with C-Co or any of its subsidiaries, except for normal compensation for services as an officer, director or employee thereof that have been disclosed in writing to Intuit. None of the directors or shareholders of C-Co or any of its subsidiaries nor any member of their immediate families, nor to C-Co's or either of the C-Co Shareholder's knowledge, any of the officers or employees of C-Co or any of its subsidiaries, has any interest in any property, real or personal, tangible or intangible (including but not limited to any C-Co IP Rights or any other Intellectual Property) that is used in, or that was developed for use in, the business of C-Co or any of its subsidiaries, except for the normal rights of a shareholder under applicable law. As used herein, "IMMEDIATE FAMILY" means and includes a person's grandparents, parents, sisters and brothers, spouse, father and mother-in-law, sisters and brothers-in-law, children and grandchildren.

      3.16 Employees, ERISA and Other Compliance.

            3.16.1 C-Co and its subsidiaries are in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. A list of all employees, officers and consultants of C-Co and its subsidiaries and their current title and/or job description and compensation is set forth on Schedule 3.16.1 to C-Co Disclosure Letter. C-Co and its subsidiaries do not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information).

            3.16.2 Neither C-Co nor any of its subsidiaries (i) now is, nor has ever been, subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other contract with any trade or labor union, employees' association or similar organization or (iv) has any current labor disputes. C-Co and its subsidiaries have satisfactory labor relations, and neither C-Co nor either of the C-Co Shareholders have knowledge of any facts indicating that the consummation of the Exchange, the CTC Exchange or any of the other transactions contemplated hereby will have a material adverse effect on such labor relations, and have no knowledge that any of their key employees intends to leave their employ. All of the employees of C-Co and its subsidiaries are legally permitted to be employed by C-Co or its subsidiaries in the United States of America in their current job capacities.

            3.16.3 Neither C-Co nor any of its subsidiaries has any pension plan which constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") constituted, a "multiemployer plan" as defined in Section 3(37) of ERISA. No pension plan of C-Co or any of its subsidiaries is subject to Title IV of ERISA.

            3.16.4 (a) Schedule 3.16.4 to the C-Co Disclosure Letter lists each employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by C-Co or any of its subsidiaries and covers any employee or former employee of C-Co or any of its subsidiaries. Such contracts, plans and arrangements as are described in this Section 3.16.4 are hereinafter collectively referred to as "C-CO BENEFIT Arrangements."

                  (b) Each C-Co Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such C-Co Benefit Arrangement, and each such C-Co Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA which is intended to qualify under Section 401(a) of the Code has received, if applicable under the Code or ERISA, a favorable determination letter that such plan satisfied the requirements of the Tax Reform Act of 1986 (copies of which letter(s) have been delivered to Intuit and its counsel).

                  (c) C-Co has delivered to Intuit or its counsel a complete and correct copy and (if no copy is available, a description) of each C-Co Benefit Arrangement.

                  (d) C-Co (and/or its subsidiary, if applicable) has timely filed and delivered to Intuit and its counsel the most recent annual report (Form 5500), if applicable, for each C-Co Benefit Arrangement that is an "employee benefit plan" as defined in Section 3(3) of ERISA.

                  (e) Neither C-Co nor any of its subsidiaries has ever been a participant in any "prohibited transaction", within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which C-Co or any of its subsidiaries sponsors as employer or in which C-Co or any of its subsidiaries participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under the Code.

                  (f) All contributions due from C-Co or any of its subsidiaries with respect to any of C-Co Benefit Arrangements have been made or have been accrued on C-Co's financial statements (including without limitation the C-Co Financial Statements), and no further contributions will be due or will have accrued thereunder as of the Closing Date.

                  (g) All individuals who, pursuant to the terms of any C-Co Benefit Arrangement, are entitled to participate in any such C-Co Benefit Arrangement, are currently participating in such C-Co Benefit Arrangement or have been offered an opportunity to do so and have declined in writing.

            3.16.5 There has been no amendment to, written interpretation or announcement (whether or not written) by C-Co relating to, or change in employee participation or coverage under, any C-Co Benefit Arrangement that would increase materially the expense of maintaining such C-Co Benefit Arrangement above the level of the expense incurred in respect thereof for C-Co's fiscal year ended December 31, 1998.

            3.16.6 The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of C-Co are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code as such requirements affect C-Co, its subsidiaries and their employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any of C-Co Benefit Arrangements, covered employees, or qualified beneficiaries.

            3.16.7 No benefit payable or which may become payable by C-Co or any of its subsidiaries pursuant to any C-Co Benefit Arrangement or as a result of or arising under this Agreement will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code. Neither C-Co nor any subsidiary of C-Co is a party to any: (a) agreement with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which will be materially altered, upon the occurrence of a transaction involving C-Co or such C-Co subsidiary in the nature of the Exchange or the CTC Exchange or any of the other transactions contemplated by this Agreement, any C-Co Ancillary Agreement or C-Co Shareholder Ancillary Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Exchange or the CTC Exchange or any of the other transactions contemplated by this Agreement, any C-Co Ancillary Agreement or any C-Co Shareholder Ancillary Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, any C-Co Ancillary Agreement or any C-Co Shareholder Ancillary Agreement.

      3.17 Corporate Documents. C-Co has made available to Intuit for examination: (a) copies of the Articles of Incorporation and Bylaws of C-Co and each of its subsidiaries as currently in effect; (b) the minute books containing all records of all proceedings, consents, actions, and meetings of the shareholders, board of directors and any committees thereof, of C-Co and each of its subsidiaries; (c) the stock ledger and journal reflecting all stock issuances and transfers of C-Co and each of its subsidiaries; (d) all permits, orders, and consents issued by, and filings by C-Co or any of its subsidiaries with, any regulatory agency with respect to C-Co, or any securities of C-Co, and all applications for such permits, orders, and consents; and (e) all the C-Co Material Agreements.

      3.18 No Brokers. Neither C-Co, any subsidiary of C-Co nor any affiliate of C-Co or any of its subsidiaries is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Exchange, the CTC Exchange or any other transaction contemplated by this Agreement, any C-Co Ancillary Agreement or any C-Co Shareholder Ancillary Agreement, and Intuit will not incur any liability, either directly or indirectly, to any investment banker, broker, finder or similar party as a result of this Agreement, the Exchange or the CTC Exchange.

      3.19 Books and Records.

            3.19.1 The books, records and accounts of C-Co and its subsidiaries are in all material respects true, complete and correct, are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of C-Co.

            3.19.2 C-Co has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management's general or specific authorization; and (b) transactions are recorded as necessary to maintain accountability for the existence of assets.

      3.20 Insurance. During the prior two years, C-Co and its subsidiaries have maintained, and now maintain, policies of insurance and bonds of the type and in amounts customarily carried by persons who provide Payroll Services in a business similar in size to those of C-Co and its subsidiaries, including without limitation all legally required workers' compensation insurance and errors and omissions, casualty, fire and general liability insurance. There has not since January 1, 1994 been, and there is not now pending, any material claim under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and C-Co and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Neither C-Co nor either of the C-Co Shareholders has knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. All bonds (including fidelity bonds) and policies of insurance now held by C-Co or any of its subsidiaries are set forth in Schedule 3.20 to C-Co Disclosure Letter, together with the name of the surety or insurer under each bond or policy, the type of bond or policy, the bond or policy coverage amount and any applicable deductible. Each employee or contractor of C-Co or any of its subsidiaries who, at any time during the three
(3) year period preceding the Agreement Date, had any responsibility for effecting any funds transfers on behalf of customers of C-Co or end-users of

C-Co's Payroll Services (each a "RESPONSIBLE EMPLOYEE") was, during such period of time, covered by a crime and dishonesty insurance policy naming C-Co as an insured party.

      3.21 Environmental Matters.

            3.21.1 C-Co and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession by C-Co and its subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither C-Co nor any of its subsidiaries has received any written notice or other written communication, whether from a governmental body, citizens' group or employee, that alleges that C-Co or any of its subsidiaries is not in compliance with any Environmental Law. To the knowledge of C-Co or either of the C-Co Shareholders, no current or prior owner of any property leased or possessed by C-Co or any of its subsidiaries has received any written notice or written communication from a government body or employee that alleges that such current or prior owner or C-Co or any of its subsidiaries is not in compliance with any Environmental Law. All governmental authorizations currently held by C-Co or any of its subsidiaries pursuant to any Environmental Law (if any) are identified in Schedule 3.21 of the C-Co Disclosure Letter.

            3.21.2 For purposes of this Section 3.21: (i) "ENVIRONMENTAL LAW" means any federal, state, local or foreign statute, law regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (II) "MATERIAL OF ENVIRONMENTAL CONCERN" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law.

      3.22 Board Approval. The Board of Directors of C-Co has unanimously approved this Agreement, the Exchange, the CTC Exchange and all the agreements, transactions and actions contemplated hereby and C-Co's entering into, execution, delivery and the performance of C-Co's obligations under, this Agreement and each C-Co Ancillary Agreement. All rights of first refusal on transfers of shares of C-Co stock contained in the Articles of Incorporation or Bylaws of C-Co and CTC, each as amended, that would apply in any manner to the Exchange, the CTC Exchange or any other transaction or agreement contemplated by this Agreement, have been waived and released by C-Co, the C-Co Shareholders and all other parties (if any) who may have any of such rights.

      3.23 No Existing Discussions. Neither C-Co nor any director, officer, shareholder, employee or agent of C-Co is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction (as defined in Section 5.8).

      3.24 Provision of Payroll Services. C-Co and each of its subsidiaries have, at all times when performing any Payroll Services, performed such Payroll Services (i) in compliance with all applicable ACH rules to the extent that such compliance was required of C-Co or any of its subsidiaries; (ii) in accordance with all applicable agreements with third parties; and (iii) in accordance with all representations and warranties made or given by C-Co or any of its subsidiaries with respect thereto; except where the failure to do so would not have a Material Adverse Effect on C-Co or its subsidiaries.

      3.25 Disclosure. Neither this Agreement, its exhibits and schedules and the C-Co Disclosure Letter, nor any of the certificates or documents to be delivered by C-Co and/or the C-Co Shareholders to Intuit under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF INDIGO

      Intuit hereby represents and warrants to C-Co and each of the C-Co Shareholders that, except as set forth in the letter addressed to C-Co from Intuit and dated as of the Agreement Date which has been delivered by Intuit to C-Co concurrently herewith (the "INTUIT DISCLOSURE LETTER"), each of the following representations, warranties and statements contained in the following Sections of this Article 4 are true and correct. For all purposes of this Agreement (including without limitation Article 8), the statements contained in the Intuit Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by Intuit under Article 4 of this Agreement).

      4.1 Organization and Good Standing. Intuit is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Intuit has delivered to C-Co's counsel, Cooley Godward LLP, true and correct copies of Intuit's Certificate of Incorporation and Bylaws, each as amended to date. Intuit is not in violation of its Certificate of Incorporation or Bylaws.

      4.2 Power, Authorization and Validity.

            4.2.1 Power and Authority. Intuit has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under, this Agreement and all the Intuit Ancillary Agreements and has all requisite corporate power and authority to take any and all actions that may be necessary on Intuit's part to consummate the Exchange and the CTC Exchange. The execution, delivery and performance of this Agreement and each of the Intuit Ancillary Agreements by Intuit have been duly and validly approved and authorized by Intuit's Board of Directors in compliance with applicable law (including without limitation the Delaware General Corporation Law) and Intuit's Certificate of Incorporation and Bylaws, each as amended.

            4.2.2 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other Governmental Authority or any other person or entity, governmental or otherwise, is necessary or required to be made or obtained by Intuit to enable Intuit to lawfully execute and deliver, enter into, and to perform its obligations under, this Agreement and each of the Intuit Ancillary Agreements and to consummate the Exchange and the CTC Exchange, except for: (a) the filing by Intuit with the SEC or any state securities law authorities of any notices or filings required in connection with the exemptions from the registration or qualification requirements of the 1933 Act and/or applicable state securities laws on which Intuit relies in issuing shares of Intuit Common Stock pursuant to this Agreement; (b) the filing by Intuit of such reports and information with the SEC under the 1934 Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Exchange, the CTC Exchange and the other transactions contemplated by this Agreement; (c) the filing by Intuit with the SEC of the Form S-3 registration statement under the 1933 Act to be filed by Intuit pursuant to the Registration Rights Agreement; (d) such filings and notifications as may be necessary under the HSR Act and the expiration of applicable waiting periods under the HSR Act; and (e) such other filings as may be required by the Nasdaq Stock Market with respect to the Exchange and the other transactions contemplated by this Agreement, and the issuance of the shares of Intuit Common Stock to be issued by Intuit in the Exchange.

            4.2.3 Enforceability. This Agreement and the Intuit Ancillary Agreements are, or when executed by Intuit will be, valid and binding obligations of Intuit, enforceable against Intuit in accordance with their respective terms, except as to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

      4.3 Capitalization of Intuit.

            4.3.1 Stock. The authorized capital stock of Intuit consists of 250,000,000 shares of Intuit Common Stock, $0.01 par value per share, and 1,344,918 shares of Intuit Preferred Stock, $0.01 par value per share, of which
(a) 144,918 shares are designated Series A Preferred Stock, (b) 200,000 shares have been designated Series B Junior Participating Preferred Stock ("SERIES B STOCK") and (c) 1,000,000 shares are undesignated, and, except as expressly described above in this Section 4.3.1, no other shares of any capital stock of Intuit are authorized. At the close of business on January 31, 1999, 61,108,095 shares of Intuit Common Stock were issued and outstanding. As of the Agreement Date, no shares of Intuit Preferred Stock were issued and outstanding. All of the issued and outstanding shares of Intuit Common Stock have been validly issued and are fully paid and non-assessable.

            4.3.2 Options. As of January 31, 1999 an aggregate of 9,091,506 shares of Intuit Common Stock were reserved for future issuance pursuant to stock options granted by Intuit and outstanding on January 31, 1999, and an additional 3,618,966 shares of Intuit Common Stock were reserved and available for the grant of future stock options under all Intuit's stock option or equity incentive plans. Except for (a) the above-mentioned options to purchase shares of Intuit Common Stock, (b) outstanding rights to purchase shares of Intuit Common Stock under Intuit's 1996 Employee Stock Purchase Plan (under which, as of January 31, 1999, a total of 491,503 shares of Intuit Common Stock remained available for purchase), and (c) preferred share purchase rights to purchase 1/1000 of a share of Intuit Series B Stock (and potentially Intuit Common Stock under certain terms) that are outstanding under Intuit's Amended and Restated Rights Agreement dated October 7, 1998 among Intuit and American Stock Transfer and Trust Company as rights agent, of which one (1) such right is outstanding for each outstanding share of Intuit Common Stock, as of January 31, 1999, there were no options, warrants, convertible securities or any other securities, calls, commitments or conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) from Intuit any shares of Intuit's authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of Intuit's capital stock.

      4.4 No Conflict. Neither the execution and delivery of this Agreement nor any of the Intuit Ancillary Agreements by Intuit nor the consummation of the Exchange, the CTC Exchange or any of the other transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (i) any provision of the Certificate of Incorporation or Bylaws or other charter documents of Intuit as currently in effect; (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Intuit or any of its respective assets or properties; or (iii) any material instrument, agreement or contract to which Intuit or any of its subsidiaries is a party or by which Intuit or any of its subsidiaries or any of their respective assets or properties are bound that has been filed by Intuit with the SEC as an exhibit to (a) Intuit's annual report on Form 10-K for its fiscal year ended July 31, 1998, as amended (the "1998 INTUIT 10-K") or (b) in any other Intuit SEC Document (as defined in Section 4.5) filed by Intuit with the SEC under the 1933 Act or the 1934 Act after October 6, 1998, the date on which the 1998 Intuit 10-K was first filed with the SEC (the "INTUIT 10-K FILING DATE") and on or before the Agreement Date.

      4.5 SEC Filings. Intuit has made available to C-Co and the C-Co Shareholders accurate and complete copies of the 1998 Intuit 10-K and all reports filed by Intuit with the SEC under Section 13 or 15(d) of the 1934 Act after the Intuit 10-K Filing Date and on or before the Agreement Date and any definitive proxy statement filed by Intuit with the SEC after the 10-K Filing Date and on or before the Agreement Date (the 1998 Intuit 10-K and any such reports or definitive proxy statement are collectively hereinafter referred to as the "INTUIT SEC DOCUMENTS"). To Intuit's knowledge, Intuit has filed as exhibits to the Intuit SEC Documents all documents required to be filed as exhibits thereto. As of their respective filing dates, documents filed by Intuit with the SEC and included in the Intuit SEC Documents complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be. The Intuit SEC Documents, this Agreement, the exhibits and schedules hereto, and any certificates or documents to be delivered to C-Co pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

      4.6 Validity of Shares. The shares of Intuit Common Stock to be issued pursuant to the Exchange will, when issued: (a) be duly authorized, validly issued, fully paid and non-assessable; (b) will be free and clear of any claim, lien, security interest, pledge, escrow, preemptive right, right of first refusal or right of first offer, except for (i) liens and encumbrances applicable restrictions on transfer imposed by applicable securities laws, including those imposed by Regulation D or Section 4(2) of the 1933 Act and Rule 144 promulgated under the 1933 Act, and under applicable "blue sky" state securities laws and under any Investment Representation Letter to be executed pursuant to this Agreement and (ii) any claim, lien (including any tax lien), security interest, pledge, escrow, preemptive right, right of first refusal or right of first offer created by or arising from any act or omission of C-Co or either of the C-Co Shareholders; and (c) subject to and assuming the continuing accuracy at all times through the Closing Date of all representations and warranties of each of the C-Co Shareholders contained in the Investment Representation Letters to be executed pursuant to Section 2.1.6, have been offered, issued, sold and delivered by Intuit in compliance with the registration or qualification requirements (or applicable exemptions therefrom) of the 1933 Act and the securities laws of the State of Nevada.

      4.7 No Brokers. Intuit is not obligated by any agreement made by Intuit for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement, or in connection with the Exchange or the CTC Exchange or in connection with any transaction by this Agreement or any Intuit Ancillary Agreement and neither C-Co, CTC nor either of the C-Co Shareholders will incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the Exchange, or the CTC Exchange by reason of any act, agreement or omission of Intuit or any of its employees, officers, directors, shareholders, agents, subsidiaries or affiliates.

      4.8 Litigation. There is no action, claim, suit, arbitration, mediation, proceeding, claim or investigation pending against Intuit or any of its subsidiaries (or to Intuit's knowledge, against any officer, director, employee or agent of Intuit or any of its subsidiaries in their capacity as such or relating to their employment, services or relationship with Intuit or such subsidiary) before any court, administrative agency or arbitrator that, if determined adversely to Intuit or such subsidiary (or any such officer, director, employee or agent) would have a Material Adverse Effect on Intuit, or that could prevent, enjoin or materially alter or delay the consummation of the Exchange or any other material transaction contemplated by this Agreement, nor, to Intuit's knowledge, has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened.

      4.9 Acquisition of C-Co Stock. Intuit is acquiring the shares of C-Co Stock and CTC Stock to be sold, transferred and assigned to it by the C-Co Shareholders hereunder for investment and not with a view to, or for sale in connection with, any unlawful distribution of such stock within the meaning of the 1933 Act.

                                    ARTICLE 5
                   COVENANTS OF C-CO AND THE C-CO SHAREHOLDERS

      During the period from the Agreement Date until the earlier to occur of
(i) the Closing or (ii) the termination of this Agreement in accordance with
Section 10 (and after the Closing with respect to those covenants and agreements of the C-Co Shareholders set forth below that by their terms arise after the Closing), C-Co and each of the C-Co Shareholders hereby jointly and severally covenants and agrees with Intuit as follows:

      5.1 Advice of Changes. C-Co or the C-Co Shareholders, as the case may be, will promptly advise Intuit in writing (a) of any event occurring subsequent to the Agreement Date that would render any representation or warranty of C-Co and the C-Co Shareholders contained in Section 3 of this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any Material Adverse Change in C-Co's assets, business, results of operations or financial condition. C-Co shall deliver to Intuit within thirty (30) days after the end of each calendar month ending after the Agreement Date and before the Closing Date and within thirty (30) days after the end of each calendar quarter (beginning with the quarter ending on March 31, 1999), an unaudited balance sheet and statement of operations, which financial statements shall (i) be derived from and in accordance with the books and records of C-Co, (ii) fairly present the financial position of C-Co on a consolidated basis as of their respective dates and the results of C-Co's operations on a consolidated basis for the periods then ended and (iii) have been prepared on a basis consistent with prior periods.

      5.2 Maintenance of Business. C-Co will use commercially reasonable efforts to carry on and preserve its business and its relationships with customers, advertisers, suppliers, employees, users of C-Co's services and others with whom C-Co has contractual relations in substantially the same manner as it has prior to the Agreement Date. If C-Co becomes aware of a material deterioration in the relationship with any customer who accounted for five percent (5%) or more of C-Co's revenues during calendar year 1998, or any key supplier or key employee, it will promptly bring such information to the attention of Intuit in writing and, if requested by Intuit, will exert commercially reasonable efforts to restore the relationship as promptly as reasonably practicable.

      5.3 Conduct of Business. C-Co will continue to conduct its business and maintain its business relationships in the ordinary course and neither C-Co nor any of its subsidiaries (nor any of the C-Co Shareholders acting on their behalf) will, without the prior written consent and approval of the President or Vice President, Small Business Division, of Intuit:

                  (a) borrow, assume or incur any indebtedness for borrowed money (other than unsecured borrowings at then-prevailing market interest rates solely for (i) the Permitted Employee Cash Bonus (as defined in Section 5.3(f)) in an amount not to exceed one million dollars ($1,000,000), (ii) amounts required for the C-Co Shareholders to pay C-Co's S Corporation tax liability for the Pre-Closing Period and (iii) amounts required to make the Previously Taxed Distribution), or lend any money (other than a loan or advance for reasonable and travel related expenses incurred in the ordinary course of C-Co's business consistent with C-Co's past practices);

                  (b) enter into (i) any agreement with the Boston Financial Network or any affiliate thereof; provided, however, that Intuit's consent thereto shall not be unreasonably withheld, (ii) any agreement with either of the C-Co Shareholders or any business enterprise in which either C-Co Shareholder or any member of his immediate family (as defined in Section 3.15 above) has any material interest (except for any such agreement that is expressly contemplated by the terms of this Agreement, including, without limitation, the agreements contemplated by Section 5.3(e) hereof), or (iii) any material transaction or material agreement or take any other action not in the ordinary course of C-Co's business;

                  (c) (i) grant, incur, create or assume any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind on any of the assets or properties of C-Co or any of its subsidiaries; or (ii) pay or discharge, prior to its due date, any liability or indebtedness for borrowed money (other than the C-Co Credit Facility) or any security interest, lien, claim, or encumbrance of any kind on any asset or property of C-Co or any of its subsidiaries, or any liability that was not either shown on the Balance Sheet or incurred in the ordinary course of C-Co's business after the Balance Sheet Date in an amount in excess of $150,000 for any single liability to a particular creditor;

                  (d) purchase, license, sell, assign or otherwise dispose of or transfer, or enter into any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill (including without limitation Intellectual Property) of C-Co or any of its subsidiaries or any C-Co IP Rights, other than
(i) a non-
exclusive license to use any product, asset or property of C-Co or any of its subsidiaries that is made in the ordinary course of C-Co's business consistent with its past practices and (ii) a disposition, made in the ordinary course of C-Co's business consistent with its past practices, of an immaterial amount of tangible assets of C-Co or any of its subsidiaries that are not material to the conduct of the business of C-Co or any of its subsidiaries

                  (e) enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible, provided, that, C-Co may (i) enter into the proposed leases of property that are expressly described in Exhibit 5.3(e) to this Agreement or (ii) renew those leases of property that are expressly described in Exhibit 5.3(e) to this Agreement, in each case, with the prior written consent of Intuit, which consent shall be given or withheld (but which shall not be unreasonably withheld) within two (2) business days following the delivery to Intuit of the proposed lease or renewal documents containing all of the material terms of such proposed lease or renewal;

                  (f) pay any bonus, increased salary or special remuneration or employee benefit to any officer, director, employee or consultant of C-Co or any of its subsidiaries (except (i) for normal and reasonable salary increases or normal cash bonus payments paid in amounts and at times that are consistent with C-Co's past compensation practices and policies, (ii) pursuant to existing obligations disclosed in Section 3.16 of the C-Co Disclosure Letter, and (iii) for the payment of cash bonuses to be paid to C-Co's or CTC's employees (other than any of the C-Co Shareholders) after the Agreement Date in an aggregate amount not to exceed One Million Dollars ($1,000,000) (the "PERMITTED EMPLOYEE CASH BONUS")) or enter into any employment or consulting agreement with any such person;

                  (g) establish any new employee benefit plan, program or arrangement, including but not limited to any pension, savings, health or other insurance, stock, stock option, or stock appreciate rights plan or program, or make any change with respect to the senior management or other key personnel of C-Co (it being understood and agreed that the voluntary, self-initiated resignation or leave of a member of C-Co's senior management or other key personnel shall not constitute a change made by C-Co for the purposes of this Section5.3 (g));

                  (h) change any of its accounting methods in any material respect;

                  (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities, pay or distribute any cash or property to any shareholder or security holder of C-Co or make any other cash payment to any shareholder or security holder of C-Co that is unusual, extraordinary, or not made in the ordinary course of C-Co's business consistent with its past practices; provided, however, that C-Co may (A) make the Previously Taxed Distribution so long as C-Co provides written verification of the computation of the amount of the Previously Taxed Distribution to Intuit prior to making such distribution and no later than one (1) business day prior to the Closing Date, and (B) make the distribution described in Section 6.10 in respect of C-Co's federal income taxes for the Pre-Closing Period pursuant to the terms and conditions of such Section;

                  (j) amend or terminate any C-Co Material Agreement, or amend or terminate any other agreement, license, lease and/or other contract that is not a C-Co Material Agreement if the amendment and/or termination of such other agreement, license, lease and/or other contract could (either individually or taken together in the aggregate with the amendment or termination of any other agreement, license, lease and/or contract) reasonably be expected to have a Material Adverse Effect on C-Co;

                  (k) guarantee or act as a surety for any obligation of any third party other than in the course of providing Payroll Services to C-Co's customers in the ordinary course of C-Co's business in a manner consistent with its past practices;

                  (l) waive or release any material right or claim except in the ordinary course of C-Co's business, consistent with C-Co's past practice;

                  (m) offer, issue, sell, create or authorize any shares of its capital stock of any class or series or any other debt or equity securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any debt or equity securities that are potentially exchangeable for, or convertible into, any shares of its capital stock;

                  (n) subdivide or split or combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

                  (o) merge, consolidate or reorganize with, or acquire, or enter into any other business combination with, any corporation, partnership, limited liability company or any other entity (other than Intuit or an affiliate of Intuit) or enter into any negotiations, discussions or agreement for such purpose;

                  (p) amend its Articles of Incorporation or Bylaws;

                  (q) license or acquire any Intellectual Property from any third party except for any such license obtained in the ordinary course of C-Co's business;

                  (r) materially change any insurance coverage;

                  (s) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to Intuit for its review at a reasonable time prior to filing; or

                  (t) take any action that would alter, adversely affect or terminate C-Co's status as, or election to be, a subchapter S corporation under the Code or that would prevent any of C-Co, the C-Co Shareholders or Intuit from validly and effectively making the Section 338(h)(10) elections referenced in
Section 5.14 after the Closing in accordance with the terms of this Agreement;

                  (u) take or fail to take any action the result of which is to cause C-Co to become a "C" corporation pursuant to the Code or any state or local tax law (other than California income and Franchise tax law) prior to the Closing;

                  (v) take any action that would alter, adversely affect or terminate C-Co's status as a "C" corporation for purposes of California income tax or Franchise tax purposes; or

                  (w) agree to do any of the things described in the preceding clauses 5.3(a) through 5.3(v).

      5.4 Information for Private Placement Exemptions. The C-Co Shareholders shall provide to and verify the accuracy of all information from them deemed reasonably necessary by Intuit and its counsel to establish the availability of an exemption or exemptions from registration under Section 4(2) of the 1933 Act and/or Regulation D promulgated under the 1933 Act and under the exemptions from qualification under Section 25100(o) of the California Corporations Code, the exemptions from the registration requirements of securities law of the State of Nevada, and exemptions from the qualification/registration requirements of any other applicable state "blue sky" securities laws for the issuance of Intuit Common Stock to the C-Co Shareholders holders in connection with the Exchange. The C-Co Shareholders will use their commercially reasonable efforts to assist Intuit to the extent necessary to comply with the securities and "blue sky" laws of all jurisdictions which are applicable in connection with the Exchange.

      5.5 Regulatory Approvals. C-Co and the C-Co Shareholders will promptly execute and file, or join in the execution and filing, of any application, notification (including without limitation any notification or provision of information, if any, that may be required under the HSR Act) or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which Intuit may reasonably request, in connection with the consummation of the Exchange, the CTC Exchange or any other transactions contemplated by this Agreement, any C-Co Ancillary Agreement or any C-Co Shareholder Ancillary Agreement. C-Co and the C-Co Shareholders will in good faith use their respective commercially reasonable efforts to promptly obtain, and to cooperate with Intuit to promptly obtain, all such authorizations, approvals and consents.

      5.6 Necessary Consents. C-Co and the C-Co Shareholders will in good faith use their respective commercially reasonable efforts to promptly obtain such written consents, waivers, releases and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in addition to those set forth in the foregoing Sections of this
Article 5 in order to effect the consummation of the Exchange and the other transactions contemplated by this Agreement, to enable Intuit to carry on C-Co's business immediately after the Closing Date and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any agreement or contract to which C-Co or any of its subsidiaries is a party or is bound or by which any of their assets is bound.

      5.7 Litigation. C-Co and the C-Co Shareholders will notify Intuit in writing promptly after first receiving written notice of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against C-Co or any of its subsidiaries or known by it or him to be overtly threatened against C-Co or any of its subsidiaries or any of their officers, directors, employees or shareholders in their capacity as such.

      5.8 No Other Negotiations. During the time period commencing on the Agreement Date and ending on the earlier to occur of (a) termination of this Agreement in accordance with the provisions of Article 10 or (b) consummation of the Exchange and the CTC Exchange at the Closing (such time period being hereinafter referred to as the "STANDSTILL PERIOD"), C-Co and each of the C-Co Shareholders will not, and C-Co and each of the C-Co Shareholders will not authorize, encourage or permit any officer, director, employee, shareholder, affiliate or agent of C-Co or any subsidiary of C-Co or any other person on C-Co's or either of the C-Co Shareholder's behalf to, directly or indirectly:
(i) solicit, initiate, encourage or induce the making, submission or announcement of, any offer or proposal from any party concerning any Alternative Transaction (as defined below) or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction; (iii) furnish any information regarding C-Co or any C-Co Shareholder to any person or entity in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction;
(iv) participate in any discussions or negotiations with any person or entity with respect to any Alternative Transaction; (v) otherwise cooperate with, facilitate or encourage any effort or attempt by any person or entity (other than Intuit) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between C-Co and/or any C-Co Shareholders and any third party that is related to, provides for or concerns any Alternative Transaction. During the Standstill Period identified in the preceding sentence, C-Co and the C-Co Shareholders will promptly notify Intuit orally and in writing of any inquiries or proposals received by C-Co or any of its subsidiaries, directors, officers, shareholders, employees or agents regarding any Alternative Transaction and will, identify the party making the inquiry or proposal and the nature and terms of any inquiry or proposal. As used herein, the term "ALTERNATIVE TRANSACTION" means any commitment, agreement or transaction involving or providing for (a) the possible disposition of all or any substantial portion of C-Co's business, assets or capital stock, whether by way of merger, consolidation, sale of assets, sale of stock (including outstanding stock), stock exchange, tender offer and/or any other form of business combination or (b) any offering, issuance or sale of capital stock or other securities of C-Co or any C-Co subsidiary.

      5.9 Access to Information. Until the earlier of the Closing or the termination of this Agreement in accordance with the provisions of Article 10, C-Co will allow Intuit and its agents access at reasonable times to the files, books, records, technology, contracts, personnel and offices of C-Co, including, without limitation, any and all information relating to C-Co's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition, subject to the terms of the Reciprocal Agreement Regarding Confidentiality of Information between C-Co and Intuit dated November 7, 1996 (the "CONFIDENTIALITY AGREEMENT"). C-Co will cause its accountants to cooperate with Intuit and its agents in making available all financial information reasonably requested by Intuit, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

      5.10 Satisfaction of Conditions Precedent. C-Co and each of the C-Co Shareholders will use their respective commercially reasonable efforts to promptly satisfy or cause to be satisfied all the conditions precedent which are set forth in Articles 8 and 9, and to cause the Exchange, the CTC Exchange and the other transactions contemplated by this Agreement to be consummated in accordance with this Agreement.

      5.11 Confidentiality Agreements. C-Co will use its commercially reasonable efforts to obtain from each future employee, contractor and consultant of C-Co who has had (or is reasonably expected to have) access to any software, technology, trade secrets or other proprietary works owned or developed by C-Co, or to any other confidential or proprietary information of C-Co, its clients and customers and other parties to whom C-Co has confidentiality obligations, a confidentiality agreement in the form customarily used by C-Co or a form reasonably acceptable to Intuit, duly executed by such employee, contractor or consultant and delivered to C-Co.

      5.12 C-Co Employee Plans and Benefit Arrangements. Upon the request of Intuit, to the extent permitted under applicable law and the terms of such C-Co Benefit Plan (including but not limited to C-Co's 401(K) Plan), C-Co will terminate any C-Co Benefit Plan immediately prior to the Closing.

      5.13 Closing of Exchange and CTC Exchange. C-Co and the C-Co Shareholders will not refuse to effect the Exchange or the CTC Exchange if, on or before the Closing Date, all the conditions precedent to their obligations to effect the Exchange and the CTC Exchange under Article 8 hereof have been satisfied or waived by them and Intuit elects to consummate the Exchange.

      5.14 Preparation, Execution, Delivery and Filing of Section 338(h)(10) Election Form. C-Co and each of the C-Co Shareholders agree to elect for all tax purposes (except for California income and Franchise tax purposes) to apply the provisions of Section 338(h)(10) of the Code pertaining to Intuit's qualified stock purchase of C-Co Common Stock pursuant to the Exchange. To make this
Section 338(h)(10) election, each of the C-Co Shareholders and their spouses shall deliver to Intuit at the Closing a completed (except for certain allocation schedules) and fully-executed IRS Form 8023 ("Elections Under Section 338 For Corporations Making Qualified Stock Purchases"). In connection with the
Section 338(h)(10) election, prior to the Closing, or as soon as practicable thereafter, Intuit, C-Co and the C-Co Shareholders shall together in good faith attempt to: (i) determine and agree upon a "Modified Aggregate Deemed Sales Price" of C-Co (within the meaning of, and in accordance with, Treas. Reg.
Section 1.338(h)(10)-1(f)) and (ii) determine and agree upon the proper allocations (the "ALLOCATIONS") of the "Modified Aggregate Deemed Sales Price" among the respective assets of C-Co (in accordance with Section 338(b)(5) of the Code and Treasury regulations promulgated thereunder). Intuit, C-Co and the C-Co Shareholders shall, to the extent, and only to the extent, of the agreements described in the preceding sentence: (i) be bound by such determinations and such Allocations for purposes of determining any taxes (except for California income and Franchise taxes), (ii) complete the IRS Form 8023 Section 338(h)(10) election form and then timely file it and their tax returns (except for California income and Franchise tax purposes) on a basis consistent with such determinations and such Allocations and (iii) take no position inconsistent with such determinations and Allocations on any applicable tax return, in any proceeding before any taxing authority or otherwise, except for California income and Franchise tax purposes.

      5.15 Preparation Execution Delivery and Filing of California Election Out Statement. C-Co and each of the C-Co Shareholders agree to affirmatively elect for California income and Franchise tax purposes, not to apply the provisions of
Section 338(h)(10) of the Code and equivalent California Revenue and Tax Code provisions to the Exchange. To take this position for California income and Franchise tax purposes, C-Co and each of the C-Co Shareholders (and their spouses) shall complete, execute and deliver to Intuit at the Closing, an appropriate written statement to elect out of Section 338(h)(10) treatment for California income and Franchise tax purposes (the "CALIFORNIA ELECTION OUT STATEMENT"), so that Intuit may file the California Election Out Statement on or before the due date for filing such California Election Out Statement on a timely basis under California law.

      5.16 S Corporation Status; Further Assurances; Inadvertent Termination Waiver. C-Co and the C-Co Shareholders (and their spouses) shall not take or omit to take any action that would cause C-Co's status as an S Corporation for federal income tax purposes under the Code to be terminated (whether inadvertently or otherwise) and shall take all actions necessary to enable C-Co to remain an S Corporation for federal income tax purposes under the Code. C-Co and the C-Co Shareholders (and their spouses) shall not take any action that would cause C-Co not to be a C Corporation for California income and Franchise tax purposes. C-Co and each of the C-Co Shareholders shall cooperate fully with Intuit to resolve any and all tax issues which may arise concerning, but not limited to, C-Co's status as an S Corporation for federal income tax purposes, C-Co's status as a C Corporation for California income and Franchise tax purposes, the timely filing of IRS Form 8023 to treat the Exchange as subject to the provisions of Section 338(h)(10) of the Code for federal income tax purposes, and the timely filing of the above-mentioned California Election Out Statement which will prevent the Exchange from being subject to Section 338(h)(10) of the Code, or equivalent provisions, for California income and Franchise tax purposes.

      5.17 Further Assurances. If, after the Closing Date it is discovered that C-Co's S Corporation election was inadvertently terminated and such inadvertent termination was not waived by the Internal Revenue Service, then at the request of Intuit, C-Co and each of the C-Co Shareholders agree to take all steps necessary to obtain a waiver of the inadvertent termination of C-Co's S corporation election, including consenting to any proposed adjustments that may be required by the Internal Revenue Service under Section 1362(f)(4) of the Code. In addition, if, at any time after the Closing, Intuit considers or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Exchange and/or the CTC Exchange or to carry out the purposes of this Agreement at or after the Closing, then Intuit, C-Co and their respective officers and directors may, and each C-Co Shareholder shall, execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Exchange and/or the CTC Exchange and to carry out the purposes and intent of this Agreement, in the name of C-Co or otherwise.

      5.18 Lease Amendments. Each of the C-Co Shareholders agrees that, at the Closing, they will cause any corporation controlled by them (including but not limited to 1285 Financial Boulevard, Inc., 7130 Placid Street, Inc., and 565 Rio Vista Drive, Inc.) that currently leases real estate to C-Co or to any of its subsidiaries to execute and deliver to Intuit amendments to such leases that will afford C-Co and/or Intuit to renew such leases on the terms described in
Exhibit 5.18 and to obtain non-disturbance clauses of the type set forth in
Exhibit 5.18 (such amendments to such leases are hereinafter referred to as the "C-CO LEASE AMENDMENTS"). The C-Co Shareholders further agree to terminate the use of any of such real estate leases as collateral or security for any obligation of any of the C-Co shareholders or any company or business enterprise owned or controlled by any of them.

                                    ARTICLE 6
                                INDIGO COVENANTS

      During the period from the Agreement Date until the earlier to occur of
(i) the Closing or (ii) the termination of this Agreement in accordance with
Section 10 (and after the Closing with respect to those covenants and agreements set forth below that by their terms arise after the Closing) Intuit covenants and agrees as follows:

      6.1 Advice of Changes; Access to Information. Intuit will promptly advise C-Co in writing of any event occurring subsequent to the Agreement Date that would render any representation or warranty of Intuit contained in Article 4 of this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect. Until the earlier of the Closing or the termination of this Agreement in accordance with the provisions of
Article 10, at the reasonable request of a C-Co Shareholder, appropriate Intuit executive officers will make themselves available at Intuit's offices to discuss the Exchange or matters related thereto with the C-Co Shareholders and to provide certain limited due diligence information regarding Intuit to the C-Co Shareholders, subject to the compliance by each C-Co Shareholder with the provisions of the Confidentiality Agreement (regardless of the fact that the C-Co Shareholder was not a party thereto) and Intuit's insider trading policies.

      6.2 Regulatory Approvals. Intuit will promptly execute and file, or join in the execution and filing, of any application, notification (including without limitation any notification or provision of information, if any, that may be required under the HSR Act) or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which C-Co may reasonably request, in connection with the consummation of the Exchange, the CTC Exchange or any other transactions contemplated by this Agreement or any Intuit Ancillary Agreement. Intuit will in good faith use its commercially reasonable efforts to promptly obtain, and to cooperate with C-Co and the C-Co Shareholders to promptly obtain, all such authorizations, approvals and consents.

      6.3 Satisfaction of Conditions Precedent. Intuit will use commercially reasonable efforts to promptly satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Intuit will use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on Intuit's part in order to effect the transactions contemplated hereby.

      6.4 Securities Laws. Intuit shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Exchange, with the good faith cooperation and assistance of C-Co and the C-Co Shareholders.

      6.5 Nasdaq National Market Listing. Intuit shall cause the shares of Intuit Common Stock issuable to the C-Co shareholders in the Exchange to be authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

      6.6 Closing of Exchange and CTC Exchange. Intuit will not refuse to effect the Exchange and the CTC Exchange if, on or before the Closing Date, all the conditions precedent to Intuit's obligations to effect the Exchange and the CTC Exchange under Article 8 hereof have been satisfied or waived by Intuit and C-Co and the C-Co Shareholders elect to consummate the Exchange.

      6.7 Employee Stock Option Grants. Promptly following the Closing Date, Intuit will grant to those C-Co employees who continue to be employed by C-Co after the Closing Date, options to purchase such numbers of shares of Intuit Common Stock (under its 1993 Equity Incentive Plan or other comparable Intuit stock option plan), in amounts, on terms and subject to vesting provisions, commensurate with Intuit's then-effective guidelines on which the grant of such stock options to comparable, newly hired Intuit employees are then being granted. Nothing herein will obligate Intuit to make any other or additional stock option grant to any C-Co employees.

      6.8 Employee Benefits. Provided that C-Co terminates any C-Co Benefit Arrangement and any contract pursuant to which individuals who provide services to C-Co are provided employee benefits at Intuit's request as provided in
Section 5.13, Intuit shall, after the Closing, provide the same or a comparable benefit or plan to each employee of C-Co as is provided by Intuit to Intuit's employees who are similarly situated. The Intuit benefit plans will, to the extent permitted by the terms of such plans and applicable law, give full credit for each participant's period of service with C-Co prior to the Closing Date for all purposes for which past service credit is recognized under Intuit's benefit plans as in effect immediately prior to the Closing.

      6.9 1998 and 1999 C-Co S Corporation Returns. The C-Co Shareholders shall prepare or cause to be prepared the federal income tax S Corporation returns for C-Co for 1998 taxable year and the short tax year of C-Co beginning on January 1, 1999. Intuit shall have the opportunity to review and comment on each such tax return at least twenty-one (21) days prior to the filing of such tax return if such tax return is to be filed after the Closing Date ("POST CLOSING RETURN"). Intuit shall be responsible for filing all Post Closing Returns and Intuit may request revisions to such Post Closing Returns, which revisions shall be made subject to the consent of the C-Co Shareholders, which consent shall not unreasonably be withheld.

      6.10 Payment of Federal Income Taxes for 1999.

            6.10.1 Not less than ten (10) business days prior to the Closing, the C-Co Shareholders shall deliver to Intuit their written, good faith estimate of C-Co's S Corporation tax liability for the short taxable year beginning January 1, 1999 and ending on the day immediately preceding the Closing Date (the "PRE-CLOSING PERIOD") less the amount of any distributions to pay C-Co's S Corporation tax liability for the Pre-Closing Period (including, without limitation, distributions paid with amounts borrowed for such purpose in accordance with Section 5.3(a)(ii) hereof) previously received by the C-Co Shareholders (other than the Previously Taxed Distribution) (such net amount, the "NET TAX LIABILITY"), together with all financial and other information supporting the calculation of such estimate. The C-Co Shareholders shall also provide Intuit and its representatives with access to any other information or materials reasonably requested by Intuit in order to verify the calculation of such estimate. Not less than five (5) business days prior to the Closing, Intuit shall notify the C-Co Shareholders if it disputes such estimate, whereupon Intuit and the C-Co Shareholders, and their respective accountants, shall use mutual good faith efforts to resolve such dispute. As of the Closing, C-Co shall distribute to each of the C-Co Shareholders an amount equal to the agreed-upon Net Tax Liability allocated to each C-Co Shareholder. In the event that Intuit and the C-Co Shareholders have not agreed upon the amount of the Net Tax Liability by the Closing Date, promptly following the Closing Date, Intuit and the C-Co Shareholders shall together select an independent "Big 5" accounting firm acceptable to each of Intuit and the C-Co Shareholders to determine such amount, and whose determination of such amount shall be final. Within two (2) business days following the delivery of such determination to Intuit and the C-Co Shareholders, Intuit shall cause C-Co to distribute to each of the C-Co Shareholders an amount equal to the Net Tax Liability allocated to each C-Co Shareholder. The fees and expenses of such accounting firm shall be paid equally by Intuit, on the one hand, and the C-Co Shareholders (according to their respective Pro-Rata Shares), on the other hand.

            6.10.2 Notwithstanding the provision made in this Section 6.10 for the payment of the C-Co Shareholders tax liability for the Pre-Closing Period, if following the Closing Date, C-Co becomes subject to an audit by the Internal Revenue Service for taxable periods in which C-Co claimed S Corporation status (including the short taxable year beginning January 1, 1999), this Section 6.10 is not intended in any way to limit the C-Co Shareholders' sole responsibility for all taxes, interest or penalties which may result from such an audit.

      6.11 Termination of C-Co Credit Facility. Following the Closing, Intuit shall not, nor shall it permit C-Co to, borrow any amounts under the C-Co Credit Facility. Within three (3) business days following the Closing, Intuit will (i) pay off all amounts outstanding under the C-Co Credit Facility, provided that the principal amount outstanding thereunder does not exceed four million dollars ($4,000,000) unless Intuit shall have given its prior written consent to such higher amount, and (ii) notify BofA that it is terminating the C-Co Credit Facility, and take all other reasonable actions which may be taken by Intuit necessary to have the C-Co Credit Facility terminated.

                                    ARTICLE 7
                                 CLOSING MATTERS

      7.1 The Closing. Subject to termination of this Agreement as provided in
Article 10 below, the closing of the transactions to consummate the Exchange and the CTC Exchange (the "CLOSING") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m., Pacific Standard Time on the first (1st) business day after all of the conditions to Closing set forth in Sections 8 and 9 hereof have been satisfied and/or waived in accordance with this Agreement, or on such other day as Intuit and C-Co may mutually agree on (the "CLOSING DATE").

      7.2 Exchanges at the Closing.

            7.2.1 Subject to the fulfillment of all conditions precedent to Intuit's obligation to effect the Closing under Article 9, at the Closing, Intuit will deliver to each C-Co Shareholder (in addition to any other items required by this Agreement to be delivered by Intuit at the Closing), in consideration and against delivery by such C-Co Shareholder and C-Co of all items, documents, agreements and certificates required to be delivered to Intuit by the C-Co Shareholders and C-Co at or before the Closing pursuant to Section
7.2.2 and/or Article 9 hereof: (a) Intuit common stock certificates representing that number of the Transaction Shares that is issuable by Intuit to such C-Co Shareholder pursuant to the provisions of Section 2.1.2(a) registered in such C-Co Shareholder's name as provided in Section 2.1.2(a) and the applicable part of Exhibit C hereto plus any cash payable in lieu of such fractional Transaction Shares pursuant to Section 2.1.3; (b) an amount of cash equal to such C-Co Shareholder's Pro Rata Share of the Closing Cash Amount, payable in the manner described in Section 2.1.2(b), and (c) an amount of cash equal to such C-Co Shareholder's CTC Pro Rata Share of the CTC Price, payable in the manner described in Section 2.2.

            7.2.2 Subject to the fulfillment of all conditions precedent to the C-Co Shareholders' obligation to effect the Closing under Article 8, at the Closing, the C-Co Shareholders will deliver to Intuit (in addition to any other items required by this Agreement to be delivered by C-Co and/or the C-Co Shareholders at the Closing), in consideration and against delivery by Intuit of all items, documents, agreements and certificates required to be delivered to the C-Co Shareholders by Intuit at or before the Closing pursuant to Section
7.2.1 and/or Article 8 hereof: (a) the C-Co Certificates representing all of the shares of C-Co Stock owned or held (whether of record or beneficially) by each C-Co Shareholder; (b) the CTC Certificates representing all of the shares of CTC Stock owned or held (whether of record or beneficially) by each C-Co Shareholder; (c) the C-Co Stock Powers for the C-Co Certificates and related C-Co Shares and the CTC Stock Powers for the CTC Certificates and related CTC Shares described in Section 9.14, duly endorsed and executed by such C-Co Shareholder together with Medallion signature guarantees.

            7.2.3 Each C-Co Shareholder understands and agrees that stop transfer instructions will be given to Intuit's transfer agent with respect to certificates evidencing the Transaction Shares to assure compliance with the provisions of the Investment Representation Letter and that there will be placed on the certificates evidencing such Transaction Shares legends as specified in the Investment Representation Letter.

                                    ARTICLE 8
           CONDITIONS TO OBLIGATIONS OF C-CO AND THE C-CO SHAREHOLDERS

      The obligations of C-Co and the C-Co Shareholders to consummate the Exchange and the CTC Exchange are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by both the C-Co Shareholders, but only in a writing signed by Ranson W. Webster, whose signature on such waiver shall bind all of the C-Co Shareholders to such waiver):

      8.1 Accuracy of Representations and Warranties. The representations and warranties of Intuit set forth in Article 4 (as qualified by the Intuit Disclosure Letter) (a) that are qualified as to materiality will be true and correct on and as of the Closing Date with the same force and effect as if all such representations and warranties had been made on the Closing Date at the Closing, and (b) that are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if all such representations and warranties had been made on the Closing Date at the Closing (except for any such representation or warranty that, by the express terms of such representation or warranty as set forth in a specific subsection of Article 4, speaks only as of a specific date or dates (such as a representation regarding the accuracy of a financial statement on its date), in which case such representation and warranty shall be true and correct on and as of such specified date or dates), and C-Co will have received a certificate to such effect executed by an officer of Intuit; provided, however, that no inaccuracy of a representation or warranty of Intuit which directly, proximately and foreseeably results from Intuit taking any actions which Intuit is expressly required or expressly authorized to take pursuant to the terms and conditions of this Agreement shall be deemed to constitute the basis for the failure of the condition set forth in this Section 8.1.

      8.2 Covenants. Intuit will have performed and complied in all material respects with all of its covenants contained in Article 6 on or before the Closing (to the extent that such covenants require performance by Intuit on or before the Closing), and C-Co will have received a certificate to such effect signed by an officer of Intuit.

      8.3 Compliance with Law; No Legal Restraints; No Litigation. No litigation or proceeding will be overtly threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Exchange, the CTC Exchange or any of the other material transactions contemplated by this Agreement. There will not be issued, enacted, adopted, or threatened in writing by any third party (including but not limited to any Governmental Authority), any order, decree, temporary, preliminary or permanent injunction or restraining order, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any court, arbitrator, Governmental Authority or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on (or involves a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on) the Exchange, the CTC Exchange or any other material transaction contemplated by this Agreement.

      8.4 Government Consents; HSR Act Compliance. There will have been obtained at or prior to the Closing Date such Governmental Permits, and there will have been taken all such other actions by any governmental or regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Exchange and the CTC Exchange and all other material transactions contemplated by this Agreement, including but not limited to requirements under applicable federal and state securities laws. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted without any condition or requirement requiring or calling for the disposition or divestiture of any material part of the assets of Intuit.

      8.5 Registration Rights Agreement. Intuit shall have executed and delivered the Registration Rights Agreement.

      8.6 Employment Agreements. Intuit shall have executed and delivered (a) to Webster, an employment agreement with Webster in the form of Exhibit 8.6A and
(b) to Hart, an employment agreement with Hart in the form of Exhibit 8.6B.

      8.7 Opinion of Intuit's Counsel. The C-Co Shareholders will have received from Fenwick & West LLP, counsel to Intuit, a favorable opinion regarding the matters set forth in Exhibit 8.7.

      8.8 Nasdaq Listing. The shares of Intuit Common Stock that are issuable upon the exchange of outstanding shares of C-Co Common Stock in the Exchange pursuant to Section 2.1.2(b) shall be authorized for listing on the Nasdaq Stock Market (subject to notice of issuance).

                                    ARTICLE 9
                       CONDITIONS TO OBLIGATIONS OF INTUIT

      The obligations of Intuit to consummate the Exchange and the CTC Exchange are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Intuit, but only in a writing signed by Intuit):

      9.1 Accuracy of Representations and Warranties. The representations and warranties of C-Co and the C-Co Shareholders set forth in Article 3 (as qualified by the C-Co Disclosure Letter) (a) that are qualified as to materiality will be true and correct on and as of the Closing Date with the same force and effect as if all such representations and warranties had been made on the Closing Date at the Closing, and (b) that are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if all such representations and warranties had been made on the Closing Date at the Closing (except for any such representation or warranty that, by the express terms of such representation or warranty as set forth in a specific subsection of Article 3, speaks only as of a specific date or dates (such as a representation regarding the accuracy of a financial statement on its date), in which case such representation and warranty shall be true and correct on and as of such specified date or dates), and Intuit will have received a certificate to such effect executed by C-Co's President or Chief Executive Officer and by C-Co's Secretary and by each of the C-Co Shareholders; provided, however, that no inaccuracy of a representation or warranty of C-Co or the C-Co Shareholders which directly, proximately and foreseeably results from C-Co or a C-Co Shareholder taking any actions which C-Co or such C-Co Shareholder is expressly required or expressly authorized to take (including, without limitation, the making or payment by C-Co of (i) the Previously Taxed Distribution, (ii) the Permitted Employee Cash Bonus, or (iii) the distribution described in Section 6.10 in respect of C-Co's federal income taxes for the Pre-Closing Period, in each case, in accordance with the terms and conditions of this Agreement) pursuant to the terms and conditions of this Agreement shall be deemed to constitute the basis for the failure of the condition set forth in this Section 9.1.

      9.2 Covenants. C-Co and the C-Co Shareholders will have performed and complied in all material respects with all of their covenants contained in
Article 5 on or before the Closing, and Intuit will have received a certificate to such effect signed by C-Co's President and by each of the C-Co Shareholders.

      9.3 No Material Adverse Change. There will not have been any Material Adverse Change in the financial condition, properties, assets, liabilities, business, results of operations or operations of C-Co and its subsidiaries, taken as a whole, and Intuit will have received a certificate to such effect signed by C-Co's President or Chief Executive Officer and by each of the C-Co Shareholders.

      9.4 Compliance with Law; No Legal Restraints; No Litigation. No litigation or proceeding will be overtly threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Exchange, the CTC Exchange or any of the other material transactions contemplated by this Agreement. There will not be issued, enacted, adopted or threatened in writing by any third party (including but not limited to any Governmental Authority), any order, decree, temporary, preliminary or permanent injunction or restraining order, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, Governmental Authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions, or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on): (i) the Exchange, the CTC Exchange or any other material transaction contemplated by this Agreement; or (ii) Intuit's right (or the right of any Intuit subsidiary) to own, retain, use or operate any of its products, properties or assets (including but not limited to properties or assets of C-Co) on or after the Closing Date or seeking a disposition or divestiture of any such properties or assets.

      9.5 Government Consents; HSR Act Compliance. There will have been obtained at or prior to the Closing Date such Governmental Permits, and there will have been taken all such other actions, by any governmental or regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken as may be required to lawfully consummate the Exchange, the CTC Exchange and all other material transactions contemplated by this Agreement, including but not limited to requirements under applicable federal and state securities laws. All applicable waiting periods under the HSR Act applicable to the Exchange and the CTC Exchange shall have expired or early termination of such waiting periods shall have been granted without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of C-Co or Intuit or any of their subsidiaries by Intuit or C-Co or any of their subsidiaries.

      9.6 Opinion of C-Co's Counsel. Intuit will have received (i) from Cooley Godward LLP, counsel to C-Co and the C-Co Shareholders, a favorable opinion substantially in the form of Exhibit 9.6.1 and (ii) from Mortimer, Sourwine & Sloane Ltd., counsel to C-Co and the C-Co Shareholders, a favorable opinion substantially in the form of Exhibit 9.6.2.

      9.7 Consents. Intuit will have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates (including without limitation those set forth in Schedule
3.12 to the C-Co Disclosure Letter) contemplated by this Agreement or the C-Co Disclosure Letter or reasonably deemed necessary by Intuit's legal counsel to provide for the continuation in full force and effect of any and all C-Co Material Agreements after the Exchange and the CTC Exchange and the preservation of C-Co's IP Rights and other assets and properties after the Exchange and for Intuit to consummate the Exchange and the CTC Exchange and the other transactions contemplated by this Agreement, the Intuit Ancillary Agreements, the C-Co Ancillary Agreements and the C-Co Shareholder Ancillary Agreements in form and substance reasonably satisfactory to Intuit.

      9.8 Requisite Approvals. The execution and delivery and performance of this Agreement and the C-Co Ancillary Agreements by C-Co and the performance by C-Co of all its obligations thereunder and the waiver and release by C-Co of any rights of first refusal or similar rights held by C-Co to purchase or otherwise acquire any of the shares of C-Co Stock or CTC Stock to be sold and transferred to Intuit pursuant to this Agreement in connection with the Exchange or the CTC Exchange shall each have been duly and validly authorized, approved and adopted by C-Co's Board of Directors, as required by applicable law and C-Co's Articles of Incorporation and Bylaws, and Intuit shall have received certified copies of the resolutions, minutes or actions taken by unanimous written consent of C-Co's Board of Directors authorizing, approving and adopting such matters, certified by C-Co's Secretary.

      9.9 Refusal Rights Released. Any and all options, rights of refusal or similar rights to purchase the shares of C-Co Stock and/or the shares of CTC Stock to be sold to Intuit pursuant to this Agreement (whether held by C-Co or CTC, any of the shareholders of C-Co or CTC or any third party, and whether arising under corporate bylaws, agreement or otherwise) shall have been duly and validly waived and released in connection with the Exchange and the CTC Exchange by any and all parties who hold such rights and C-Co, the C-Co Shareholders and CTC shall each deliver a copy of any such waiver or release to Intuit at the Closing and shall certify that such party holds no right of first refusal or similar right to purchase any shares of C-Co Stock or CTC Stock being sold to Intuit in the transactions contemplated by this Agreement.

      9.10 Registration Rights Agreement; Investment Representation Letters. Intuit shall have received an executed counterpart of the Registration Rights Agreement and an Investment Representation Letter executed by each C-Co Shareholder.

      9.11 Continued Employment of C-Co Shareholders. Each of the C-Co Shareholders shall have continued to be employed as full-time employees of C-Co at all times from the Agreement Date through the Closing Date (subject only to the sabbatical currently being taken by Hart), and (a) Webster shall have executed and delivered to Intuit an employment agreement in the form of Exhibit 8.6A and (b) Hart shall have executed and delivered to Intuit an employment agreement in the form of Exhibit 8.6B.

      9.12 Non-Competition Agreements. Intuit will have received from each of the C-Co Shareholders a copy of a Non-Competition Agreement in the form of
Exhibit 9.12, duly executed by such C-Co Shareholder and by C-Co.

      9.13 Resignation of Directors. The directors of C-Co in office immediately prior to the Closing will have resigned as directors of C-Co in writing effective as of the Closing.

      9.14 Delivery of C-Co Certificates; CTC Certificates and Stock Powers. Each of the C-Co Shareholders shall have delivered to Intuit all of the C-Co Certificates representing all of the issued and outstanding shares of C-Co Stock, endorsed to Intuit in full or accompanied by a Stock Power and Assignment Separate from Certificate for each such C-Co Certificate in a form reasonably acceptable to Intuit's counsel (the "C-CO STOCK POWER"), executed and endorsed (with the signature thereon being notarized) by the C-Co Shareholder who is the record holder of such C-Co Stock Certificate(s) and transferring to Intuit title to all of the shares of C-Co Stock represented by each such C-Co Stock Certificate so that to Intuit acquires record title to all of the issued and outstanding shares of the capital stock of C-Co. Each of the C-Co Shareholders shall have also delivered to Intuit all of the CTC Certificates representing all of the issued and outstanding shares of CTC Stock, endorsed to Intuit in full or accompanied by a Stock Power and Assignment Separate from Certificate for each such CTC Certificate in a form reasonably acceptable to Intuit's counsel (the "CTC STOCK POWER"), executed and endorsed (with the signature thereon being notarized) by the C-Co Shareholder who is the record holder of such CTC Stock Certificate(s) and transferring to Intuit title to all of the shares of CTC Stock represented by each such CTC Stock Certificate so that to Intuit acquires record title to all of the issued and outstanding shares of the capital stock of CTC.

      9.15 Delivery of Section 338(h)(10) Election. Each of the C-Co Shareholders and their spouses shall have made a joint Section 338(h)(10) election with Intuit on an appropriately completed and executed an IRS Form 8023 ("Elections Under Section 338 For Corporations Making Qualified Stock Purchases"), and shall have delivered such executed IRS Form 8023 to Intuit at the Closing.

      9.16 Delivery of California Election Out Statement. C-Co and each of the C-Co Shareholders and their spouses shall have completed and executed the California Election Out Statement and shall have delivered such completed and executed California Election Out Statement to Intuit.

      9.17 C-Co Lease Amendments. Each of the C-Co Shareholders shall have caused the applicable landlord of each parcel of real property described in
Exhibit 5.18 to have executed and delivered to Intuit each of the Lease Amendments described in Exhibit 5.18 in form and substance reasonably satisfactory to Intuit.

      9.18 Spouse's Releases and Consents. The Spousal Consents of each of Norma
J. Webster and Carla Hart shall each be in full force and effect, and neither Norma J. Webster nor Carla Hart shall have delivered any revocation thereof.

      9.19 Secretary Certificates. The Secretary of C-Co shall execute and deliver a certificate to Intuit certifying the name and the stock holdings in C-Co of each shareholder of C-Co and the Secretary of CTC shall execute and deliver a certificate to Intuit certifying the name and the stock holdings in CTC of each shareholder of CTC.

      9.20 CTC Certificate. CTC's President and Secretary shall executed and deliver a certificate to Intuit stating that the CTC Exchange has been approved by all necessary approvals of CTC and its shareholders.

      9.21 Previously Taxed Distribution Certificate. At least one (1) business day prior to the Closing, C-Co's Chief Executive Officer shall have executed and delivered to Intuit a certificate specifying the exact amount of the Previously Taxed Distribution.

      9.22 Stock Transfer Agreement. Either: (i) C-Co shall have delivered to Intuit a written acknowledgment executed by Wells Fargo Bank National Association ("WELLS") in form and substance satisfactory to Intuit (x) in which Wells acknowledges that the Stock Transfer Agreement between Ranson W. Webster, Harry D. Hart, C-Co and Wells dated September 14, 1994 (the "STOCK AGREEMENT") has been terminated and is of no further force and effect or (y) in which Wells irrevocably waives all such rights under the Stock Agreement; or (ii) all of Wells' rights under the Stock Agreement with respect to the transactions contemplated by this Agreement shall have been satisfied by reason of the expiration of the thirty (30) day notice period provided in Section 2 of the Stock Agreement.

      9.23 Payroll Services Outsourcing Agreement. Either: (i) C-Co shall have delivered to Intuit a written acknowledgment executed by Wells in form and substance satisfactory to Intuit in which Wells irrevocably waives all notice rights set forth in Section 13 of the Payroll Services Outsourcing Agreement between Wells and C-Co dated January 1, 1998 (the "OUTSOURCING

AGREEMENT") with respect to the transactions contemplated by this Agreement; or
(ii) all of Wells' notice rights set forth in Section 13 of the Outsourcing Agreement with respect to the transactions contemplated by this Agreement shall have been satisfied by reason of the expiration of the sixty (60) day notice period provided for in such Section 13.

      9.24 Hart Stock Pledge. C-Co shall have delivered to Intuit a written acknowledgment executed by Hart, Carla J. Hart, Webster, Norma J. Webster, and Julien G. Sourwine, as escrow agent, in form and substance satisfactory to Intuit acknowledging that the pledge and escrow of, and security interest in, fifty (50) shares of C-Co Stock granted by Hart and Carla J. Hart to Webster and Norma J. Webster pursuant to the Stock Pledge and Escrow Agreement, dated October 6, 1998, has been terminated and is of no further force or effect.

                                   ARTICLE 10
                            TERMINATION OF AGREEMENT

      10.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Intuit and both the C-Co Shareholders.

      10.2 Unilateral Termination.

            10.2.1 Either Intuit or C-Co, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Exchange.

            10.2.2 Intuit, by giving written notice to C-Co, may terminate this Agreement if the Exchange shall not have been consummated by midnight Pacific Time on the Termination Date; provided, however, that Intuit's right to terminate this Agreement pursuant to this Section 10.2.2 shall not be available to Intuit if its failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article 9 or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by Intuit, if C-Co and each of the C-Co Shareholders have performed in all material respects their obligations under this Agreement and if the representations and warranties of C-Co and the C-Co Shareholders are true and correct in all material respects as of the Termination Date.

            10.2.3 The C-Co Shareholders, by giving written notice to Intuit, may terminate this Agreement if the Exchange and the CTC Exchange shall not have been consummated by midnight Pacific Time on the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section
10.2.3 shall not be available to the C-Co Shareholders if the failure of C-Co or of any C-Co Shareholder to perform in any material respect any of its, his or her respective obligations or covenants under this Agreement results in the failure of any condition set forth in Article 8 or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by C-Co or the C-Co Shareholders, if Intuit has performed in all material respects its obligations under this Agreement and if the representations and warranties of Intuit are true and correct in all material respects as of the Termination Date.

            10.2.4 Intuit may terminate this Agreement at any time prior to the Closing if C-Co or either C-Co Shareholder has committed a material breach of
(a) any of its, his or her representations and warranties under Article 3; or
(b) any of its, his or her respective covenants under Article 5, and has not cured such material breach within thirty (30) days after Intuit has given C-Co written notice of the material breach and Intuit's intention to terminate this Agreement pursuant to this Section 10.2.4 (or such shorter time period ending on the Termination Date if such thirty (30) day cure period would extend past the Termination Date).

            10.2.5 C-Co may terminate this Agreement at any time prior to the Closing if Intuit has committed a material breach of (a) any of its representations and warranties under Article 4; or (b) any of its covenants under Article 6, and has not cured such material breach within thirty (30) days after C-Co has given Intuit written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 10.2.5 (or such shorter time period ending on the Termination Date if such thirty (30) day cure period would extend past the Termination Date).

      10.3 No Liability for Termination. Termination of this Agreement by a party (the "TERMINATING PARTY") in accordance with the provisions of this
Section 10 will not give rise to any obligation or liability on the part of the Terminating Party on account of such termination.

                                   ARTICLE 11
           SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES,
                              CONTINUING COVENANTS

      11.1 Survival of Representations. All representations, warranties and covenants of C-Co and the C-Co Shareholders contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of Intuit, until that date (the "REPRESENTATIONS TERMINATION DATE") which is the earlier of (i) the termination of this Agreement or (ii) the first (1st) anniversary of the Closing Date; provided, however, that notwithstanding the foregoing, Intuit may seek recovery of Special Damages (as defined below) and Tax Damages (as defined below) at any time prior to the expiration of the applicable statute of limitations for the claim which seeks recovery of such Special Damages or Tax Damages.

      11.2 Agreement to Indemnify. Subject to the provisions of Sections 11.3 through 11.10 below, the C-Co Shareholders will jointly and severally indemnify and hold harmless Intuit, C-Co and their respective officers, directors, agents, stockholders and employees, and each person, if any, who controls or may control Intuit or C-Co within the meaning of the 1933 Act or the 1934 Act (each hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, other professionals' and experts' reasonable fees and court or arbitration costs (hereinafter collectively referred to as "DAMAGES") that:

                  (a) are directly or indirectly incurred, result from or arise out of (i) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by C-Co or the C-Co Shareholders in this Agreement, in the C-Co Disclosure Letter, or in any certificate delivered by or on behalf of C-Co or an officer of C-Co or a C-Co Shareholder pursuant to any provision of Article 9 (if such inaccuracy, misrepresentation,


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
breach or default existed at the Closing Date); and/or (ii) any Excess Transaction Expenses (as defined in Section 12.7); and/or

                  (b) are Special Damages (as defined below); and/or

                  (c) are Tax Damages (as defined below);

provided, however, that for the purpose of computing Damages, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements (other than any indemnification payments, contribution payments or reimbursements paid or received by Intuit by or on behalf of any C-Co Shareholder (or successor) pursuant to this Agreement) that are paid in respect of such Damages and are actually paid to and received by the Indemnified Person who suffered or incurred such Damages (or any affiliate of such Indemnified Person).

As used herein, "SPECIAL DAMAGES" means Damages that are directly or indirectly suffered or incurred by Intuit and/or any other Indemnified Person or Persons and result from or arise out of: (a) any fraudulent conduct or fraudulent misrepresentation on the part of any C-Co Shareholder, C-Co or any officer, director, employee, agent, shareholder, or other securityholder of C-Co or of any subsidiary of C-Co in connection with the transactions contemplated by this Agreement; (b) any failure of either C-Co Shareholder to be the owner of and to hold good, valid and marketable title to (free and clear of all options, rights of refusal, liens, claims and encumbrances), all shares of (i) the capital stock of C-Co (or of any of its subsidiaries) represented as being held by such C-Co Shareholder in Exhibit A hereto or (ii) the capital stock of CTC represented as being held by such C-Co Shareholder in Exhibit B hereto, (c) any ownership by any person (including, without limitation, either of the C-Co Shareholders) of
(i) any interest of any kind in any capital stock of C-Co (or any of its subsidiaries) or any option, warrant, right of refusal, right of first offer or any other rights to purchase, acquire or obtain any interest in any shares of the capital stock of C-Co (or any of its subsidiaries), or any right to purchase, acquire or obtain any option, warrant, right of refusal, right of first offer or any other rights to purchase, acquire or obtain any interest in any shares of the capital stock of C-Co (or any of its subsidiaries) other than the shares of C-Co Stock described in Exhibit A hereto; (d) any breach of the representations and warranties contained in Section 3.7 (other than Tax Damages (as defined below)), or (e) any breach of the representations and warranties in
Section 3.8.2(a).

As used herein, "TAX DAMAGES" means Damages and/or loss of tax benefits that are directly or indirectly suffered or incurred by Intuit and/or any other Indemnified Person or Persons and result from or arise out of: (a) any breach of the representations and warranties contained in Section 3.7.1 or from any failure of C-Co to at any time be a validly elected "S" corporation for purposes of the Code; (b) any income tax liabilities of C-Co arising from the Exchange and/or the CTC Exchange; (c) any failure of Intuit to obtain a step up in basis for C-Co's assets upon the Exchange (unless Intuit through no fault of the C-Co Shareholders, fails to timely file the Section 338(h)(10) election or the California Election Out Statement); (d) C-Co's or either of the C-Co Shareholder's inability, pursuant to the Code, to make valid and effective elections pursuant to Section 338(h)(10) of the Code in accordance with the terms of this Agreement such that the Exchange will be treated as a sale of C-Co's assets for U.S. federal tax purposes; (e) any income tax liability arising from Intuit's purchase of shares of the capital stock of CTC from either of the C-Co Shareholders pursuant to the

CTC Exchange unless Intuit files an election under Sections 338(a) and (g) of the Code with respect thereto; (f) any tax liability of C-Co arising under
Section 1374 of the Code by reason of the Exchange; or (g) any failure of C-Co to be taxed as a "C" corporation for California income and Franchise tax purposes.

As used herein, "CLAIM" shall have the meaning assigned to such term in Section 11.7.

      11.3 Limitations on Section 11.2 Indemnity.

            11.3.1 Remedy for Acquisition Damages. In seeking indemnification under Section 11.2 for Damages that are not also Special Damages and/or Tax Damages ("ACQUISITION DAMAGES"), Intuit and the other Indemnified Persons will exercise their remedies solely by an Offset (as defined below) pursuant to
Section 11.4.1 of the amount of such Acquisition Damages deducted and withheld from the first Installment Payment to be paid to the C-Co Shareholder on the first anniversary of the Closing Date pursuant to Section 2.1.2(c) and no C-Co Shareholder will have any liability to an Indemnified Person under Section 11.2 for such Acquisition Damages except by way of an Offset deducted and withheld from such first Installment Payment.

            11.3.2 Limits. The maximum cumulative aggregate amount of claims for Acquisition Damages that may be asserted under Section 11.2 is Ten Million Dollars ($10,000,000) and the maximum cumulative aggregate amount of claims for Tax Damages that may be asserted under Section 11.2 is Two Hundred Million Dollars ($200,000,000); provided, however, that in no event shall the cumulative aggregate amount of claims for Acquisition Damages and Tax Damages exceed Two Hundred Million Dollars ($200,000,000). There shall be no maximum cumulative aggregate dollar limit on the amount of claims for Special Damages that may be asserted under Section 11.2.

            11.3.3 Deductible. The indemnification provided for in Section 11.2 with respect to Acquisition Damages shall not apply unless and until the aggregate Damages (including Special Damages, Tax Damages and Acquisition Damages, but excluding Excess Transaction Expenses) for which one or more Indemnified Persons seeks, has sought indemnification hereunder (but for the provisions of this sentence) exceeds a cumulative aggregate of Five Hundred Thousand Dollars ($500,000) (the "DEDUCTIBLE"), in which event the C-Co Shareholders shall, subject to the foregoing limitations, be liable to indemnify the Indemnified Persons as provided herein for all those Acquisition Damages in excess of the amount of the Deductible for which Intuit and/or any other Indemnified Person is entitled to indemnification under Section 11.2; provided, however, that the Deductible and the foregoing provisions of this sentence will not limit any indemnification claim for Excess Transaction Expenses, regardless of the amount of such Excess Transaction Expenses. In addition, the Deductible shall not apply to or limit any indemnification claim for Tax Damages or Special Damages.

      11.4 Offset Against Installment Payments.

            11.4.1 Right Of Offset. Intuit may, in its sole discretion and without prejudice to its right to pursue any other remedies available to enforce the rights of the Indemnified Persons to indemnity under Section 11.2, elect to withhold, offset and deduct ("OFFSET") from any and all Installment Payments, those dollar amounts that are equal to the amounts of any Damages for which


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
any Indemnified Persons is or are entitled to indemnification pursuant to
Section 11.2; provided, however, that solely with respect to Acquisition Damages, Intuit's and the Indemnified Persons' exclusive remedy shall be to Offset such Acquisition Damages against the first Installment Payment as provided in Section 11.3.1. Except as set forth in the foregoing sentence with respect to Acquisition Damages, nothing in this Article 11 shall be deemed to limit or restrict the rights of Intuit and/or any of the Indemnified Persons to enforce their indemnification rights under Article 11 through remedies other than Offset.

            11.4.2 Procedure for Offset. Subject to Section 11.4.1, upon delivery of a Notice of Claim in accordance with the terms of Sections 11.6 through 11.8, Intuit may Offset against any Installment Payment an amount equal to the dollar amount of the Damages set forth in such Notice of Claim. Upon the execution and delivery by the parties of a Settlement Agreement (as defined below), or the delivery of a Final Award (as defined below), with respect to a Claim for indemnification hereunder that provides for payment to the Indemnified Person(s) of a lesser amount than the amount that was previously Offset by Intuit with respect to such Claim, Intuit shall promptly remit to each C-Co Shareholder his Pro Rata Share of a dollar amount equal to the number that results from subtracting such lesser amount from the amount originally withheld by Intuit by way of Offset with respect to such Claim (the "REFUND AMOUNT"), plus interest on the Refund Amount from the time that such Refund Amount would otherwise have been paid to the C-Co Shareholders in an Installment Payment under Section 2.1.2(c) absent the Offset at a rate per annum rate equal to (x) the "prime rate," as announced by The Chase Manhattan Bank from time to time during such period, plus (y) five percent (5%), compounded monthly

      11.5 [Reserved.]

      11.6 Time to Bring Indemnification Claims. Any Notice of Claim (as defined below) for indemnification for Acquisition Damages must be delivered to the Representative (as defined in Section 12.8) by no later than the Representations Termination Date, and, if raised by such date and such Notice of Claim complies with Section 11.8, such claim shall survive the Representations Termination Date until final resolution of such Claim; provided, however, that notwithstanding the foregoing, a Claim for indemnification under Section 11.2 (or any other cause of action) to recover Special Damages and/or Tax Damages may be raised or made by an Indemnified Person at any time prior to the expiration of the applicable statute of limitations for bringing such claim for indemnification (including at any time after the Representations Termination Date).

      11.7 Delivery of Notice of Claim. As used herein, the term "CLAIM" means a claim for indemnification of Intuit and/or any other Indemnified Person for Damages for which Indemnified Persons are entitled to indemnification under
Section 11.2. Intuit (and only Intuit) may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Indemnified Person, and Intuit will give written notice of a Claim executed by an officer of Intuit (a "NOTICE OF CLAIM") to the Representative as promptly as reasonably practicable after either:

                   (i) Intuit's discovery, after the Closing, of any of the following, on which such Claim is based: (a) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by C-Co or the C-Co Shareholders in this Agreement, in the C-Co Disclosure Letter, or in any certificate delivered by or on behalf of C-Co or an officer of C-Co or a C-Co Shareholder pursuant to any provision of Article 9 (if such inaccuracy, misrepresentation, breach or default existed at the Closing Date); and/or (b) the incurring of any Excess Transaction Expenses; and/or (c) the incurring of any Special Damages; and/or (d) the incurring of any Tax Damages; or

                   (ii) Intuit's discovery, after the Closing, of verbal or written notice to Intuit or to any other Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Intuit and/or any other Indemnified Person that is based upon, or includes assertions that would, if true, constitute: (a) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by C-Co or the C-Co Shareholders in this Agreement, in the C-Co Disclosure Letter, or in any certificate delivered by or on behalf of C-Co or an officer of C-Co or a C-Co Shareholder pursuant to any provision of Article 9 (if such inaccuracy, misrepresentation, breach or default existed at the Closing Date); and/or (b) the incurring of any Excess Transaction Expenses; and/or (c) the incurring of any Special Damages; and/or (d) the incurring of any Tax Damages (in each such case, a "THIRD PARTY CLAIM").

             No delay on the part of Intuit in giving the Representative a Notice of Claim (provided that a Notice of Claim is delivered within the time period applicable to such Claim pursuant to Section 11.6, including the proviso therein) will relieve the Representative or any C-Co Shareholder from any of its obligations under Section 11.2 unless (and then only to the extent) that the Representative or either of the C-Co Shareholders is materially prejudiced thereby.

      11.8 Contents of Notice of Claim. Each Notice of Claim delivered by Intuit will contain the following information:

                  (i) Intuit's good faith estimate of the reasonably foreseeable maximum amount of the alleged Damages arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Indemnified Person under Section 11.2), and whether such Damages are Acquisition Damages, Tax Damages or Special Damages; and

            (ii) a brief description, in reasonable detail (to the extent reasonably available to Intuit), of the facts, circumstances or events giving rise to the alleged Damages based on Intuit's good faith belief thereof, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to Intuit) and copies of any formal demand or complaint.

      11.9  Defense of Third-Party Claims.

                  (i) Intuit shall defend any Third-Party Claim, and the costs and expenses incurred by Intuit and/or any Indemnified Person in connection with such defense (including but not limited to reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be included in the Damages for which Intuit may seek indemnity pursuant to a Claim made by any Indemnified Person hereunder; provided, however, that notwithstanding the foregoing, if a Third-Party Claim shall be brought or asserted against Intuit or any other Indemnified Person, then, subject to the terms and conditions of this Agreement, the Representative will have the right, at the Representative's sole option and at the C-Co Shareholders' sole cost and expense (without right of reimbursement from Intuit or from any other Indemnified Persons), to assume and control the defense of all Indemnified Persons against such Third-Party Claim with reputable legal counsel selected by the Representative and consented to by Intuit and the affected Indemnified Person(s) (which consent shall be given or withheld (but which shall not be unreasonably withheld) within two business days following the delivery of notice to Intuit of the selection of such legal counsel), so long as: (A) the Representative notifies Intuit and each affected Indemnified Person in writing that Representative will assume and control the defense of such Third-Party Claim within fifteen (15) days after Intuit has given a Notice of Claim to the Representative with respect to such Third-Party Claim; (B) the Third-Party Claim involves only claims for money damages and does not seek any injunction or other equitable relief against Intuit, or any other Indemnified Person which could affect the ability of Intuit, any Indemnified Person or any other subsidiary or affiliate of Intuit to market, distribute, sell, lease, license or provide any product or service (unless all affected Indemnified Persons agree in writing that the Representative may nevertheless control the defense of such action for an injunction or other equitable relief); (C) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of Intuit, likely to have a Material Adverse Effect on Intuit; (D) the Representative conducts the defense of the Third-Party Claim actively and diligently at all times; and (E) the legal counsel chosen by the Representative does not have any conflict of interest in representing the interests of Intuit or any of the affected Indemnified Person(s).

                  (ii) So long as the Representative is conducting the defense of the Third-Party Claim in accordance with Section 11.9(i) above: (A) Intuit and each Indemnified Person may retain separate co-counsel and participate in the defense of such Third-Party Claim at their own cost and expense (except as provided below) and shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that the provision and receipt of such documents does not adversely affect any privilege relating to an Indemnified Person; (B) Intuit and each Indemnified Person may participate in all settlement negotiations with respect to the Third-Party Claim; and (C) the Representative will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim unless (1) Intuit and each of the affected Indemnified Persons consent thereto in writing (which consent will not unreasonably be withheld or delayed) or (2) the settlement, compromise or consent includes an unconditional release from all liability in favor of Intuit and each Indemnified Person and does not include any covenants binding Intuit, any Indemnified Person or any of their affiliates with respect to the conduct of their respective businesses.

                  (iii) If the Representative does not elect to assume control of the defense or settlement of any Third-Party Claim, or if the Representative does so elect but any of the conditions in Section 11.9(i) above is not satisfied or becomes unsatisfied, then: (A) Intuit and the affected Indemnified Person(s) may control the defense of and consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim; provided, however, that the Representative (1) shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that the receipt of such documents by the Representative does not adversely affect any privilege relating to the Indemnified Person, and (2) may participate in all settlement negotiations with respect to the Third-Party Claim and (3) Intuit and the Indemnified Person(s) shall not enter into any settlement of such Third-Party Claim without the prior written consent of the Representative (which consent shall not be unreasonably withheld or delayed), provided, that if the Representative shall have consented to any such settlement, then the


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
Representative shall have no power or authority to object to any claim by any Indemnified Person for indemnity under Section 11.2 for the amount of such settlement; and (B) the C-Co Shareholders will remain responsible to indemnify all Indemnified Person(s) for all Damages the Indemnified Person(s) may incur arising out of, resulting from or caused by the Third-Party Claim to the fullest extent provided in this Article 11.

      11.10 Resolution of Notice of Claim. Any Notice of Claim received by the Representative in accordance with the terms and conditions of Sections 11.7 and
11.8 above will be resolved as follows:

            11.10.1 Uncontested Claims. In the event that, within thirty (30) calendar days after the Representative receives a Notice of Claim, the Representative does not contest such Notice of Claim in writing to Intuit as provided in Section 11.10.2 (an "UNCONTESTED CLAIM"), then each of the C-Co Shareholders will together be deemed to be jointly and severally indebted to Intuit for the immediate payment to Intuit of the amount of Damages as to which indemnification was sought in the Uncontested Claim and to have consented to the entry of a judgment against them in the United States District Court for the Northern District of California (and any other court which may have jurisdiction over the assertion of a claim against such C-Co Shareholder) in the dollar amount of such Damages. Such indebtedness of the C-Co Shareholders for such Uncontested Claim may be discharged, at Intuit's election and in its sole discretion by way of Offset against any of the then unpaid Installment Payments in accordance with Section 11.4. To the extent that Intuit elects to discharge all or some of such indebtedness by way of Offset, it shall promptly notify the Representative of such election.

            11.10.2 Contested Claims. In the event that the Representative gives Intuit written notice contesting all or any portion of a Notice of Claim (a "Contested Claim") within the thirty (30) day period described in Section 11.10.1, then: (i) such Contested Claim will be resolved by either (A) a written settlement agreement executed by Intuit and the Representative (a "SETTLEMENT AGREEMENT") or (B) in the absence of such a Settlement Agreement, by litigation of such Contested Claim in the Designated Court (as defined below) between Intuit and the Representative in accordance with the terms and provisions of Sections 11.10.3 and 11.10.4; provided, however, that if such Contested Claim involves an amount not in excess of Ten Million Dollars ($10,000,000) (net of any amount of the Deductible that may be applied against such Contested Claim) and does not involve any request for an injunction or other equitable relief, then such Contested Claim (an "ARBITRABLE CONTESTED CLAIM") shall be resolved by mandatory, binding arbitration in accordance with the provisions of Section 11.10.4(b), without prejudice to Intuit's right of Offset pursuant to Section
11.4. Any portion of the Notice of Claim that is not contested by the Representative in accordance with the foregoing provisions of this Section
11.10.2 will be resolved as an Uncontested Claim in accordance with Section
11.10.1. After receiving notice that the Notice of Claim is contested by the Representative, Intuit may, notwithstanding the occurrence of the Representation Termination Date, continue to hold, pursuant to its right of Offset, an amount of any unpaid Installment Payment sufficient to cover the maximum potential award to all Indemnified Persons under such Claim until (i) execution of a Settlement Agreement by Intuit and the Representative setting forth a resolution of all such Contested Claims, or (ii) receipt of a copy of a Final Judgment (as defined below) regarding such Contested Claim and will then dispose of the remaining portion of the Installment Payment(s) made subject to such Offset in accordance with the terms of such Settlement Agreement or Final Judgment, as applicable.


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

            11.10.3 Stay of Proceedings Regarding Certain Contested Claims. In the event that Intuit delivers written notice (a "NOTICE OF STAY") to the Representative that a determination of the parties' respective rights and obligations with respect to a Claim or of the extent of any Damages relating to such Claim cannot be made until the resolution of a Third Party Claim on which such Claim is based, in whole or in part, then neither the Representative nor any C-Co Shareholder may initiate any action, at law or in equity, with any court (or any arbitrator) with respect to such Contested Claim (and any action then pending with respect to such Contested Claim shall, by stipulation of the parties and with the consent of the court (or, if such Contested Claim is an Arbitrable Contested Claim permitted under Section 11.10.2, the arbitrator or arbitration panel) in which such Contested Claim has been filed, be stayed) until the earlier of (i) the second (2nd) anniversary of Intuit's delivery to the Representative of the Notice of Stay and (ii) the date on which a final judgment of a court, or binding non-appealable arbitration award or settlement agreement is delivered or entered into which establishes the amount of Damages incurred by the Indemnified Persons with respect to such Third Party Claim. Such stay will not prevent Intuit or any other Indemnified Person from recovering on any Claim with respect to which the Notice of Claim was (brought) within the time period required by Section 11.6.

            11.10.4 Adjudication of Contested Claim.

                  (a) Adjudication by Designated Court; Jurisdiction; Waiver. Subject to the provisions of Section 11.10.2 requiring Arbitrable Contested Claims to be resolved by arbitration as provided in Section 11.10.4(b) below) and subject to the provisions of Section 11.10.3, each Contested Claim will be resolved by civil judicial proceeding before the Designated Court. As used herein, "DESIGNATED COURT" means the United States District Court for the Northern District of California; provided, however, that in the event that the Contested Claim arises from a Third Party Claim which is pending before any other United States federal or state court, then Intuit may, on written notice to the Representative, elect in its sole discretion to designate such other court as the "Designated Court" for purposes of adjudicating such Contested Claim. EXCEPT WITH RESPECT TO ARBITRABLE CLAIMS FOR WHICH ARBITRATION IS REQUIRED PURSUANT TO THE PROVISIONS OF SECTION 11.10.2, INDIGO, THE REPRESENTATIVE AND THE C-CO SHAREHOLDERS HEREBY CONSENT TO THE JURISDICTION OF THE DESIGNATED COURT TO ADJUDICATE ALL CONTESTED CLAIMS AND HEREBY WAIVE ANY OBJECTION TO THE CONTESTED CLAIMS BEING ADJUDICATED BY THE DESIGNATED COURT, INCLUDING WITHOUT LIMITATION ANY OBJECTIONS BASED ON A CLAIM THAT VENUE IS NOT PROPER IN THE DESIGNATED COURT. CONTESTED CLAIMS SHALL NOT BE TRIED BEFORE A JURY. INDIGO, THE REPRESENTATIVE AND THE C-CO SHAREHOLDERS HEREBY WAIVE ANY AND ALL RIGHTS TO HAVE ANY CONTESTED CLAIM (OR ANY ELEMENT THEREOF) TRIED BEFORE A JURY.

                  (b) Arbitration of Arbitrable Contested Claims. Subject to the provisions of Section 11.10.3, each Arbitrable Contested Claim shall be resolved by mandatory, final and binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") before a three-arbitrator panel (each of whom must be attorneys-at-law with experience in commercial litigation, or (if the claim involves any substantial matters regarding the tax status of C-Co or other tax issues, tax law), and any such arbitration shall be conducted in San Francisco, California. Either Intuit or the Representative may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with AAA's San Francisco, California office (or nearest office) and giving a copy of such demand to each of the other parties to this Agreement. The parties will cooperate with AAA and with each other in promptly selecting an arbitrator from the AAA panel, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith. The provisions of this Section 11.1.4(b) may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

                      (i) Payment of Costs. Intuit on the one hand, and the C-Co Shareholders (through the Representative), on the other hand, will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined by the arbitrator, all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party. If such an award would result in manifest injustice, however, the arbitrator may apportion such costs, fees and expenses between the parties in such a manner as the arbitrator deems just and equitable.

                      (ii) Burden of Proof. For any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed by California law exclusively.

                      (iii) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator shall apply relevant law to the facts and render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the "FINAL AWARD") and will deliver such documents to the Representative and Intuit, together with a signed copy of the Final Award. The Final Award will constitute a conclusive determination of all issues in question, binding upon the C-Co Shareholders, the Representative and Intuit, and will include an affirmative statement to such effect. To the extent that the Final Award determines that Intuit or any other Indemnified Person has actually incurred Damages in connection with the Contested Claim through the date of the Final Award ("INCURRED DAMAGES"), the Final Award will set forth and award to Intuit the amount of such Incurred Damages. All Awards of Damages will be subject to the provisions of this Article 11, including the provisions regarding the "Deductible".

                      (iv) Timing. The Representative, Intuit and the arbitrator will conclude each arbitration pursuant to this Section 11.10.4(b) as promptly as possible. The parties agree that time is of the essence.

                      (v) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement or any ancillary agreement.

            11.10.5 No Exhaustion of Remedies Required; Multiple Claims Permitted. Intuit may institute Claims against the C-Co Shareholders and in satisfaction thereof may recover by way of Offset against any Installment Payment or otherwise, in accordance with the terms of this Agreement, without first making any other Claims directly against any C-Co Shareholders, without rescinding or attempting to rescind any transaction consummated by this Agreement and without first exhausting any other rights remedies that may be available to it with respect to the subject matter of any Claim, and Intuit will proceed directly in accordance with the provisions of this Agreement. The assertion of any single Claim for indemnification hereunder will not bar Intuit from asserting any other Claim or Claims hereunder. Except with respect to Claims for indemnification for Acquisition Damages or as may be ordered by a Court of competent jurisdiction, Intuit shall not be required to exercise its remedy of Offset.

            11.10.6 Exclusivity. The right of Intuit and Indemnified Persons to assert claims for indemnification and to receive indemnification pursuant to this Article 11 shall, after the Closing, be Intuit's sole and exclusive remedy with respect to any breach by C-Co or the C-Co Shareholders of any of their representations, warranties and covenants pursuant to this Agreement; provided, however, that nothing herein will prevent or restrict Intuit or any Indemnified Person from seeking injunctive or other equitable relief against C-Co or any C-Co Shareholder in addition to any claim for indemnification pursuant to this
Article 11.

                                   ARTICLE 12
                                  MISCELLANEOUS

      12.1 Governing Law. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

      12.2 Assignment; Binding Upon Successors and Assigns. None of the parties hereto may assign any of its or his rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      12.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

      12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

      12.5 Post-Closing Access to Certain C-Co Records. For a period of six (6) years after the Closing Date, Intuit: (a) shall not, and shall not authorize C-Co or its subsidiaries to, destroy or dispose of, the Retained Records (as defined below) and (b) after receiving at least five (5) business days' advance notice (which shall state the purpose for the C-Co Shareholder's request for access), shall give the C-Co Shareholders and their attorneys, accountants, tax preparers or heirs, reasonable access to the Retained Records and the right to photocopy (at the C-Co Shareholders' sole expense) such Retained Records, during Intuit's or C-Co's normal business hours, and at the place or places at which Intuit or C-Co normally keep such books and records, solely for the purposes of enabling any C-Co Shareholder to (i) prepare a tax return or respond to an audit or claim against such C-Co Shareholder by any taxing authority; (ii) to defend or respond to any suit, arbitration or claim brought against such C-Co Shareholder by a third party; provided that each C-Co Shareholder (a) does not exercise any of the rights set forth in this Section 12.5 in any manner that disrupts or unduly interferes with the conduct of the business of Intuit, C-Co, CTC or the company where such Retained Records are kept, (b) promptly refiles and returns any Retained Records examined or copied by such C-Co Shareholder,
(c) does not take any such Retained Records off any premises of Intuit, CTC or C-Co without Intuit's consent, which will not be unreasonably withheld if the purpose of taking such Retained Records offsite is to promptly copy them and Intuit, C-Co or CTC refuse to allow the C-Co Shareholders to use Intuit's, C-Co's or CTC's photocopying facilities (at the C-Co Shareholders' expense) within a reasonable time to complete such photocopying. As used herein, "RETAINED RECORDS" means those books, records or other documents of C-Co and CTC that are in fact retained in the physical possession of C-Co or CTC in their facilities as of immediately after the Closing Date and that (i) relate to C-Co's or CTC's principal assets, accounting and financial records or business operations for periods not earlier than six (6) prior to the Closing Date and
(ii) are books and records of the type normally retained for at least three (3) years by comparable businesses. The term "Retained Records" does not include any books, records or documents that were or are destroyed or disposed of by any C-Co Shareholder. Each C-Co Shareholders hereby agrees to hold all Retained Records in strict confidence except to the extent that such Retained Records would not constitute "Confidential Information" within the meaning of the Confidentiality Agreement.

      12.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. No such waiver will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

      12.7 Expenses. Each party will bear its respective legal, auditors' and other expenses incurred with respect to this Agreement, the Exchange and the transactions contemplated hereby ("TRANSACTION EXPENSES"); provided, however, that if the Exchange is successfully consummated at the Closing, then not more than a maximum of the lesser of (i) $500,000, or (ii) the dollar amount of C-Co's Transaction Expenses that were reasonable in amount, reasonably incurred, and are verifiable (the "MAXIMUM AMOUNT") will be paid by Intuit; and Intuit will be entitled to indemnification from the C-Co Shareholders in accordance with Section 11.2 for an amount equal to the amount (if any) by which C-Co's Transaction Expenses exceed the Maximum Amount (such excess amount being hereinafter called the "EXCESS TRANSACTION EXPENSES"), and such indemnification shall not be subject to the Deductible. The C-Co Shareholders shall pay all fees and expenses incurred by them or C-Co to C-Co's investment banker(s) or similar financial advisors which fees and expenses shall not be Transaction Expenses and shall be deemed to constitute Excess Transaction Expenses to the extent that C-Co has any liability for paying any portion of them. Intuit shall have no obligation or liability whatsoever to pay or to reimburse C-Co or either of the C-Co Shareholders for any fees or expenses of NationsBanc Montgomery Securities LLP (or any other investment bank or similar financial advisor).

      12.8 Appointment of Representative of C-Co Shareholders. Effective upon the Closing, the C-Co Shareholders agree to (i) the irrevocable appointment of Ranson W. Webster as the representative of all of the C-Co Shareholders (the "REPRESENTATIVE") under this Agreement to take any actions which he is authorized to take under this Agreement as the lawful attorney-in-fact and agent, coupled with an interest, for and on behalf of each C-Co Shareholder, including with respect to all Claims for indemnification against the C-Co Shareholders under Article 11 and with respect to all other matters as to which he is authorized to act under this Agreement; and (ii) the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement including, without limitation, the exercise of the power to: (a) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, indemnity Claims by Intuit or any other Indemnified Person pursuant to the provisions of Article 11; (b) resolve, settle or compromise any indemnity claim made pursuant to Article 11; and (c) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. The Representative will have authority and power to act on behalf of each C-Co Shareholder with respect to the disposition, settlement or other handling of all Claims under Article 11 so long as the Representative acts in accordance with this Agreement. The C-Co Shareholders will be bound by all actions taken and documents executed by the Representative with respect to which he is authorized to act under this Agreement, including, without limitation, in connection with
Article 11, and Intuit will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement, the Representative will not be liable to any C-Co Shareholder in the absence of gross negligence or willful misconduct on the part of the Representative. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of this Article 11 (including without limitation the hiring of legal counsel and the incurring of legal fees and costs) will be paid by the C-Co Shareholders to the Representative in proportion to their respective Pro Rata Shares.

      12.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

            If to Intuit:

                  Intuit Inc.
                  P.O. Box 7850, M/S 2550
                  Mountain View, CA  94039-7850
                  Attention:  General Counsel
                  Fax Number: (650) 944-6622

            with copies to:

                  Intuit Inc.
                  P.O. Box 7850, M/S 2550
                  Mountain View, CA  94039-7850
                  Attention:  Chief Financial Officer
                  Fax Number: (650) 944-5499

                  and

                  Fenwick & West, LLP
                  Two Palo Alto Square, Suite 800
                  Palo Alto, CA  94306
                  Attention:  Kenneth A. Linhares, Esq.
                  Fax Number: (650) 494-1417

            If to C-Co:

                  Computing Resources, Inc.
                  1285 Financial Boulevard
                  Reno, NV 89502-7103
                  Attention:  Ranson W. Webster, Chairman and CEO
                  Fax Number: (702) 954-8150

            (Prior to Closing) with a copy to:

                  Cooley Godward LLP
                  Five Palo Alto Square
                  Palo Alto, CA 94306
                  Attention:  Patrick Pohlen, Esq.
                  Fax Number: (650) 849-7400

            If to Webster:

                  Ranson W. Webster
                  4345 Eagle Valley Circle
                  Reno, NV  89509

            If to Hart:

                  Harry D. Hart
                  c/o Computing Resources, Inc.
                  1285 Financial Boulevard
                  Reno, NV 89502-7103
                  Fax Number: (702) 954-8150

            with a copy to:

                  Cooley Godward LLP
                  Five Palo Alto Square
                  Palo Alto, CA 94306
                  Attention:  Patrick Pohlen, Esq.
                  Fax Number: (650) 849-7400

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12.9.

      12.10 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference in this Agreement to an Article, a Section or an exhibit will mean an Article, a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

      12.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section.

      12.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

      12.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner, employee or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

      12.14 Public Announcement. Upon execution of this Agreement, Intuit and C-Co will issue a press release approved by both parties announcing the Exchange. Thereafter, Intuit may issue such press releases, and make such other disclosures regarding the Exchange, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of such initial and mutually agreed press release, neither party will make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law) and C-Co will use its commercially reasonable efforts to prevent any trading in Intuit Common Stock by its officers, directors, employees, shareholders and agents. Neither Intuit nor C-Co will make any disclosures regarding this Agreement or the Exchange that would jeopardize Intuit's ability to timely and lawfully issue the shares of Intuit Common Stock in the Exchange pursuant to the exemptions described in Section 2.1.6.

      12.15 Disclosure Letter. The C-Co Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in
Article 3, and the information disclosed in any numbered or lettered part shall be deemed to be disclosed and incorporated by reference in each of the other sections of the C-Co Disclosure Letter as though fully set forth in such other sections (whether or not specific cross-references are made).

      12.16 Confidentiality. C-Co and Intuit each confirm that they have entered into the Confidentiality Agreement and that they are each bound by, and will abide by, the provisions of such Confidentiality Agreement (except that Intuit will cease to be bound by the Confidentiality Agreement after the Exchange becomes effective) and the C-Co Shareholders acknowledge and agree that they are also bound by the Confidentiality Agreement in their capacities as officers and shareholders of C-Co. If this Agreement is terminated, all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement.

      12.17 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

           [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INTUIT INC.                              COMPUTING RESOURCES, INC.

By:    /s/ James J. Heeger               By: /s/ Ranson W. Webster
       ----------------------------          -----------------------------------
Title: Senior Vice President,                Ranson W. Webster, Chairman and
       Small Business Division               Chief Executive Officer


                                          C-CO SHAREHOLDERS

                                          /s/ Ranson W. Webster
                                          --------------------------------------
                                          Ranson W. Webster

                                          /s/ Harry D. Hart
                                          --------------------------------------
                                          Harry D. Hart


                     [SIGNATURE PAGE TO EXCHANGE AGREEMENT]

                                LIST OF EXHIBITS

Exhibit A      C-Co Shareholders; Holding of C-Co Shares; Pro Rata Share

Exhibit B      CTC Shareholders; Holding of CTC Shares; CTC Pro Rata Share

Exhibit C      Form of Spousal Consent and Release Agreement

Exhibit 2.1.2  C-Co Shareholders' Bank Accounts

Exhibit 2.1.4  Form of Registration Rights Agreement

Exhibit 2.1.6  Form of Investment Representation Letter

Exhibit 5.3(e) Leases Subject to Special Consent Procedure

Exhibit 5.18   Principal Terms of Lease Amendments

Exhibit 8.6A   Employment Agreement of Webster

Exhibit 8.6B   Employment Agreement of Hart

Exhibit 8.7 Matters to be Covered in the Opinion of Fenwick & West LLP, Counsel to Intuit.

Exhibit 9.6.1 Matters to be Covered in the Opinion of Cooley Godward LLP, Counsel for C-Co and the C-Co Shareholders

Exhibit 9.6.2 Matters to be Covered in the Opinion of Mortimer, Sourwine & Sloane Ltd., Counsel to C-Co and the C-Co Shareholders

Exhibit 9.12   Form of Non-Competition Agreement

                                    EXHIBIT A

            C-CO SHAREHOLDERS; HOLDING OF C-CO SHARES; PRO RATA SHARE


                         NUMBER AND TYPE OF SHARES OF       C-CO SHAREHOLDERS
NAME                     C-CO CAPITAL STOCK OWNED           PRO RATA SHARE
----                     ---------------------------------  ------------------
Ranson W. Webster        1,567 shares of C-Co Common Stock  74.8686%

Harry D. Hart            526 shares of C-Co Common Stock    25.1314%
                         ------------                       -------
   TOTALS:               2,093 SHARES                           100%
                         ============                       =======

                                    EXHIBIT B

                    CTC SHAREHOLDERS; HOLDING OF CTC SHARES;
                               CTC PRO RATA SHARE

                              NUMBER AND TYPE OF              PERCENTAGE INTEREST IN          C-CO SHAREHOLDER'S
                              SHARES OF CTC CAPITAL           NUMBER OF TOTAL OUTSTANDING     CTC PRO RATA
NAME                          STOCK OWNED                     SHARES OF CTC STOCK             SHARE
----                          ------------------------------  ---------------------------     ------------------
Computing Resources, Inc.     790 shares of CTC Common Stock           79.00%

Ranson W. Webster             157.2240802692 shares of CTC    15.72240802692%                      74.8686%
                              Common Stock

Harry D. Hart                 52.7759197308 shares of CTC      5.27759197308%                      25.1314%
                              Common Stock
                              ------------------------------  --------------                       -------
    TOTALS:                   1,000 SHARES OF CTC COMMON                 100%
                              STOCK
                              ==============================  ==============

                     AMENDMENT NO. 1 TO EXCHANGE AGREEMENT


      This Amendment No. 1 to Exchange Agreement (this "AMENDMENT") is made and entered into effective as of April 30, 1999 by and among INTUIT INC., a Delaware corporation ("INTUIT"), COMPUTING RESOURCES, INC., a Nevada corporation ("C-CO"), Ranson W. Webster ("WEBSTER") and Harry D. Hart ("Hart"). Capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

                                 R E C I T A L S

      A. Intuit, C-Co, and the C-Co Shareholders have entered into an Exchange Agreement dated as of March 2, 1999 (the "AGREEMENT"), pursuant to which Intuit will: (i) acquire all of the issued and outstanding shares of the capital stock of C-Co from the C-Co Shareholders in exchange for shares of Intuit Common Stock, certain amounts of cash and rights to receive certain subsequent payments of cash; and (ii) purchase from the C-Co Shareholders all of the issued and outstanding shares of the capital stock of CTC owned by the C-Co Shareholders in exchange for a certain cash payment.

      B. Pursuant to Section 12.6 of the Agreement, the parties desire to amend the Agreement to reduce the Closing Cash Amount by the amount of $790,950 and each of the first two Installment Payments by the amount of $712,000 (for an aggregate reduction of the amounts payable to the C-Co Shareholders of $2,214,950, and to increase the Permitted Employee Cash Bonus by $790,950. Concurrently herewith, Intuit, Webster and Hart are also entering into an Employee Bonus Agreement pursuant to which Webster and Hart will agree certain employee bonuses will be paid by C-Co prior to the Closing and Intuit will agree that, subject to certain terms and conditions, certain bonuses will be paid by Intuit to certain existing C-Co employees after the Closing on the conditions specified in such Employee Bonus Agreement.

      NOW THEREFORE, the parties hereby agree as follows:

      1. AMENDMENT OF SECTION 1.8. Effective as of the date of this Amendment,
Section 1.8 of the Agreement is hereby amended to read in its entirety as follows:

            "CLOSING CASH AMOUNT" means (a) $99,209,050 minus (b) an amount equal to the sum of (i) the CTC Price plus (ii) the amount of the Previously Taxed Distribution.

      2. AMENDMENT OF SECTION 2.1.2(c). Effective as of the date of this Amendment, Section 2.1.2(c) of the Agreement is hereby amended to read in its entirety as follows:

            (c) If the Closing occurs, then Intuit shall pay to each C-Co Shareholder the following amounts:

                  (i) on each of the first two (2) successive anniversaries of the Closing Date (subject to Intuit's rights to offset, deduct and withhold against such payments as provided in
                        Article 11) an amount of cash
                        equal to the amount obtained by multiplying (A) $24,288,000 by (B) such C-Co Shareholder's Pro Rata Share, and

                  (ii) on the third successive anniversary of the Closing Date (subject to Intuit's rights to offset, deduct and withhold against such payments as provided in Article
                        11) an amount of cash equal to the amount obtained by multiplying (A) $25,000,000 by (B) such C-Co Shareholder's Pro Rata Share,

            with each such payment to be paid under this Section 2.1.2(c) to be paid by check or wire transfer to the respective bank accounts set forth on Exhibit 2.1.2 hereto or such other account as may be designated by such C-Co Shareholder in a written notice given to Intuit after the Agreement Date and at least three (3) days' prior to the applicable anniversary of the Closing Date on which such payment is due and payable under this Section 2.1.2(c); provided, however, that if any anniversary of the Closing Date on which a payment is due under this Section 2.1.2(c) falls on a Saturday, Sunday or a national holiday, then the date on which such payment is due shall be deferred to the next business day thereafter. No interest shall be paid on any payment required to be paid under this
            Section 2.1.2(c), unless such payment is not paid when due under this Section 2.1.2(c) for reasons other than Intuit's offset, deduction and withholding of all or any part of such Installment Payment in accordance with Article 11, in which case interest will accrue on the unpaid and past due amount of such Installment Payment at a per annum rate equal to (x) the "prime rate," as announced by The Chase Manhattan Bank from time to time during the time period beginning when such payment is due and ending when it is paid, plus
            (y) five percent (5%), compounded monthly."

      3. AMENDMENT OF SECTION 5.3(a). Effective as of the date of this Amendment, Section 5.3(a) of the Agreement is hereby amended to read in its entirety as follows:


            (a) borrow, assume or incur any indebtedness for borrowed money (other than unsecured borrowings at then-prevailing market interest rates solely for (i) the Permitted Employee Cash Bonus (as defined in Section 5.3(f)) in an amount not to exceed One Million Seven Hundred Ninety Thousand Nine Hundred Fifty Dollars ($1,790,950),
            (ii) amounts required for the C-Co Shareholders to pay C-Co's S Corporation tax liability for the Pre-Closing Period and (iii) amounts required to make the Previously Taxed Distribution), or lend any money (other than a loan or advance for reasonable and travel related expenses incurred in the ordinary course of C-Co's business consistent with C-Co's past practices);

      4. AMENDMENT OF SECTION 5.3(f). Effective as of the date of this Amendment, Section 5.3(f) of the Agreement is hereby amended to read in its entirety as follows:

            (f) pay any bonus, increased salary or special remuneration or employee benefit to any officer, director, employee or consultant of C-Co or any of its subsidiaries (except (i) for normal and reasonable salary increases or normal cash bonus payments paid in amounts and at times that are consistent with C-Co's past compensation practices and policies, (ii) pursuant to existing obligations disclosed in Section 3.16 of the C-Co Disclosure Letter, and (iii) for the payment of cash bonuses to be paid to C-Co's or CTC's employees (other than any of the C-Co Shareholders) after the Agreement Date in an aggregate amount not to exceed One Million Seven Hundred Ninety Thousand Nine Hundred Fifty Dollars ($1,790,950) (the "PERMITTED EMPLOYEE CASH BONUS")) or enter into any employment or consulting agreement with any such person;

      5. EFFECT OF AMENDMENT; COUNTERPARTS. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect. To the extent that there is any inconsistency or conflict between this Amendment and the Agreement, this Amendment shall supersede, govern and control. This Amendment may be executed in counterparts.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

INTUIT INC.                                     COMPUTING RESOURCES, INC.

By: /s/ James H. Heeger                         By: /s/ Ranson W. Webster
    ---------------------------------------         ----------------------------
    James J. Heeger, Senior Vice President,         Ranson W. Webster, Chairman
    Small Business Division                         and Chief Executive Officer

                                                C-CO SHAREHOLDERS

                                                /s/ Ranson W. Webster
                                                --------------------------------
                                                Ranson W. Webster

                                                /s/ Harry D. Hart
                                                --------------------------------
                                                Harry D. Hart

          [SIGNATURE PAGE TO AMENDMENT NO. 1 TO EXCHANGE AGREEMENT]